EXHIBIT 10.2
EXECUTION VERSION

***	Indicates material omitted pursuant to a confidential treatment request. Such material has been separately filed with the SEC.

LIQUEFACTION SERVICE AGREEMENT
BY AND BETWEEN
ELBA LIQUEFACTION COMPANY, L.L.C.
AND
SHELL NA LNG LLC

DATED AS OF JANUARY 25, 2013

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Exhibit A    ELC Liquefaction Facilities
Exhibit B    Liquefaction Unit Performance Standards
Exhibit C    Liquefaction Demand Quantity
Exhibit D    Negotiated Rate
Exhibit E    Gas Specifications
Exhibit F    Condensate Specifications
Exhibit G    Measurement and Testing
Exhibit H    Commissioning and Start-Up Procedures
Exhibit I    Adoption and Ratification Certification

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EXECUTION VERSION

LIQUEFACTION SERVICE AGREEMENT
This LIQUEFACTION SERVICE AGREEMENT (“Agreement”) entered into this 25th Day of January, 2013 (“Execution Date”) by and between Elba Liquefaction Company, L.L.C. (“ELC”) and Shell NA LNG LLC (“Customer”). ELC and Customer may be referred to individually as a “Party” or collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, ELC intends to construct, own and operate those facilities described in Exhibit A (“ELC Liquefaction Facilities”) located in Chatham County, Georgia for the receipt and liquefaction of Gas and the delivery of LNG to the LNG terminal owned by Southern LNG Company, L.L.C. (“SLNG”) (“Elba Island Terminal”), which ELC Liquefaction Facilities shall be constructed and installed in two phases and shall include a minimum of six (6) Liquefaction Units (“Phase I”) and up to four (4) additional Liquefaction Units, if elected (“Phase II”), Condensate removal and storage facilities, cryogenic pipelines and such infrastructure utilities and facilities as are necessary to integrate with the Twin 30s Interconnection and the Elba Island Terminal;
WHEREAS, ELC has undertaken to provide Liquefaction Services at the ELC Liquefaction Facilities;
WHEREAS, Customer has requested ELC to provide Liquefaction Services pursuant to the terms of this Agreement;
WHEREAS, Customer and Elba Express Company, L.L.C. (“EEC”) have entered into that certain Precedent Agreement dated as of January 25, 2013 (the “EEC Precedent Agreement”) related to the construction of certain expansion facilities to the pipeline assets owned by EEC to allow for the delivery by Customer of Gas to the ELC Liquefaction Facilities;
WHEREAS, Customer and SLNG have entered into that certain Precedent Agreement dated as of January 25, 2013 (the “SLNG Precedent Agreement”) related to the construction of certain expansion facilities at the Elba Island Terminal for the receipt, storage and loading of LNG aboard ships for export;
WHEREAS, SLNG and ELC are parties to that certain Management, Administrative, and Operating Agreement (“MAO Agreement”) dated as of January 25, 2013; and
WHEREAS, ELC agrees to render Liquefaction Services to Customer pursuant to the provisions of this Agreement.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, ELC and Customer agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION

Section 1.01    Definitions. Capitalized terms used in this Agreement shall have the definitions provided below.

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“Additional Liquefaction Units” has the meaning specified in Section 4.03.
“Affected Party” has the meaning specified in Section 16.01.
“Affiliate” means, with respect to a Person, another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, (i) “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and (ii) “controlling”, “controlled by”, and “under common control with” have correlative meanings.
“Agreement” has the meaning specified in the introductory paragraph.
“Applicable Law” means, to the extent applicable, all international, national, regional and local laws, including regulations and rules made thereunder, and judgments, decrees, injunctions, writs and orders of any court or any statutory authority or tribunal, including treaties and international conventions, as may be in force and effect from time to time during the Term of this Agreement.
“Authorized Representative” means any Person designated by Customer in writing to ELC that is not an employee of Customer but is acting as an agent or representative of Customer or has been hired by Customer as a contractor for the ELC Liquefaction Facilities.
“Balance of Plant” shall mean the ELC Liquefaction Facilities that do not include the Liquefaction Units.
“Base Liquefaction Capacity” has the meaning specified in Section 9.01(a)(i).
“Basis for Design” shall mean that document prepared for the engineering, design and technical specifications for the Liquefaction Units and the Balance of Plant for the ELC Liquefaction Facilities, as it is revised from time to time, and which shall evolve into the Basic Design Engineering Package. The Basis for Design version as of the Effective Date is the document with the file name “CP1382 – Elba Export BfD rev 06 – TA1 approved.docx”, with approval date September 21, 2012.
“Boil-Off Gas” means Gas or vapor that boils off as a result of the operation of SLNG’s facilities.
“Btu” means the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at standard conditions of 14.73 pounds per square inch absolute and 60 degrees Fahrenheit on a dry basis.
“Business Day” means Monday through Friday, excluding U.S. federal banking holidays.
“Central Clock Time” or “CCT” means the time in the Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.
“CGT” means Carolina Gas Transmission Company.
“Claim Notice” has the meaning specified in Section 21.02(b)(i).
“Commissioning and Start-Up Procedures” shall mean those procedures set forth in Exhibit “I” hereto.

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“Commissioning Period” shall mean, for each Liquefaction Unit or group of Liquefaction Units, as applicable, the period of time during which such Liquefaction Unit, or group of Liquefaction Units is being commissioned in accordance with Article V and ending on the first date on which hydrocarbons are introduced into the equipment associated with such Liquefaction Unit or group of Liquefaction Units, all as more particularly described in Exhibit H hereto.
“Condensate” shall refer to Unstabilized Condensate and Stabilized Condensate.
“Confidential Information” has the meaning specified in Section 25.01.
“Contract Year” means a calendar year.
“CP Date” has the meaning specified in Section 3.03(b).
“Credit Rating” means, with respect to any Person, the long-term senior unsecured credit rating without third party credit enhancements assigned to such Person by S&P or Moody’s.
“Cubic Foot” means one (1) cubic foot of Gas at a pressure base of 14.73 pounds per square inch absolute and at a temperature of 60 degrees Fahrenheit on a dry basis.
“Customer” has the meaning specified in the introductory paragraph.
“Customer Allocation Percentage” has the meaning specified in Section 3.04.
“Customer Termination Payment” has the meaning specified in Section 22.05(a).
“Day” means a calendar day.
“Default Rate” means LIBOR plus two percent (2%) per annum.
“Defaulting Party” has the meaning specified in Section 22.01.
“Dekatherm” or “Dth” means one MMBtu.
“Development Cost Amount” has the meaning specified in Section 3.04.
“Development Costs” has the meaning specified in Section 3.04.
“Diligence” means the use of the applicable Party’s best effort, exercised on a prompt, substantive, consistent and persistent basis and in good faith, and subject to the Party’s commercially reasonable efforts to obtain necessary regulatory approvals and commercially reasonable efforts to obtain necessary contractual rights, or amendments thereto, and in accordance with the Standards, where applicable, as set out in these definitions below.
“Diligently” shall have a correlative meaning.  The Party to whom Diligence is owed shall cooperate in good faith to support the other Party’s efforts.  Costs incurred or committed by ELC in exercising Diligence under the terms of this Agreement shall qualify as Development Costs.
“Disclosing Party” has the meaning specified in Section 25.01.
“EEC” has the meaning specified in the recitals.

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“EEC Precedent Agreement” has the meaning specified in the recitals.
“EEC Service Agreement” has the meaning specified in the EEC Precedent Agreement.
“EEC Shipper Agreement” has the meaning specified in the EEC Precedent Agreement.
“EEC Turnaround Project” has the meaning specified in the EEC Precedent Agreement.
“Elba Express Pipeline” means the existing interstate pipeline to be modified by EEC for the transportation of Gas to the ELC Liquefaction Facilities.
“Elba Island Terminal” has the meaning specified in the recitals.
“ELC” has the meaning specified in the introductory paragraph.
“ELC FERC Order” has the meaning specified in Section 2.03(f).
“ELC Liquefaction Facilities” has the meaning specified in the recitals.
“EPC Contract” means the agreement to be entered into by ELC with a contractor with the engineering, procurement and construction of the ELC Liquefaction Facilities (excluding the delivery of the Liquefaction Units to the ELC Liquefaction Facilities site).
“Estimated Retainage” has the meaning specified in Section 14.02(a).
“Event of Default” has the meaning specified in Section 22.01.
“Evergreen Extension” has the meaning specified in Section 2.02(b).
“Execution Date” has the meaning specified in the introductory paragraph.
“Expert Dispute” has the meaning specified in Section 23.03.
“FEED Contract” or “FEED Contractor” shall mean the front end engineering design contract and contractor which shall provide the engineering for constructing and installing the ELC Liquefaction Facilities.
“FERC” means the Federal Energy Regulatory Commission or any successor agency.
“FERC Authorization” means authorization from FERC under Section 3 of the Natural Gas Act to construct the ELC Liquefaction Facilities.
“Final In-Service Deadline Date” shall have the meaning set forth in Section 5.05.
“First In-Service Date” has the meaning specified in Section 2.01.
“First Start-Up Window” has the meaning specified in Section 5.01.
“Force Majeure” has the meaning specified in Section 16.01.
“Fourth Start-Up Window” has the meaning specified in Section 5.01(c).

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“FTS Agreements” has the meaning specified in the SLNG Precedent Agreement.
“Full Capacity Date” means the date on which each of the Liquefaction Units have either (a) achieved In-Service Date or (b) been rejected by Customer pursuant to Section 5.05.
“Gas” means any saturated hydrocarbon or mixture of saturated hydrocarbons consisting essentially of methane and other combustible and non-combustible gases in a gaseous state
“Gas Day” means a period of twenty-four (24) consecutive hours beginning at 9:00 a.m. Central Clock Time. The date of a Gas Day shall be that of its beginning.
“Gas Specifications” means the pressure specifications and quality standards set forth in Exhibit E.
“Governmental Authority” means any governmental body or any subdivision, agency, court, commission (including FERC) or authority thereof, of any nation or state or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.
“Governmental Authorizations” has the meaning specified in Section 2.03(a).
“Gross Heating Value” means the number of Btu’s produced on a dry basis by the combustion, at a constant pressure, of the amount of Gas which would occupy a volume of one Cubic Foot at a temperature of 60 degrees Fahrenheit at a pressure of 14.73 pounds per square inch absolute with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of Gas and air and when the water formed by combustion is condensed to the liquid state.
“Guaranty” has the meaning specified in Section 27.01(a).
“Guaranty Limit” has the meaning specified in Section 27.01(a)
“Heel” shall mean that residual amount of LNG in each LNG storage tank at the Elba Island Terminal, in excess of the sum of Customer’s and all other customers’ inventories of LNG in such storage tank, as recommended by the tank manufacturer or consistent with accepted industry practice for such purpose in order to maintain an operationally cryogenic state in each LNG storage tank.
“Indemnifying Party” has the meaning specified in Section 21.01(a).
“Indemnitee” has the meaning specified in Section 21.02(b)(i).
“Indemnitee Group” means, with respect to a Party, such Party, its Affiliates and their respective officers, directors and employees; provided, however, for purposes of this definition, Affiliates shall not include the other Party hereto.
“Indemnitor” has the meaning specified in Section 21.02(b)(i).
“In-Service Date” has the meaning specified in Section 5.01.
“In-Service Deadline Date” has the meaning specified in Section 5.01(e).
“Insolvent” with respect to a Person shall mean that such Person:

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(a)    makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) above; or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or
(b)    against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 60 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Integrated Project Oversight Team Agreement” means the agreement among SUSGP, Southern Liquefaction Company, L.L.C., EEC, SLNG and ELC to form an integrated project oversight team to oversee the implementation of the construction of the ELC Liquefaction Facilities, the EEC Turnaround Project and the SLNG Export Project, provide coordination and synchronization and provide a means to resolve any conflict among the ELC Liquefaction Facilities, the EEC Turnaround Project and the SLNG Export Project.
“Interstate Pipelines” shall mean EEC, CGT and SNG and any other pipeline which may be connected to ELC at the Twin 30s Interconnection.
“IRR” has the meaning specified in Exhibit D.
“KM Entities” means SNG, SLC, SLNG, EEC, and SNG Pipeline Services Company, L.L.C.
“KM Technical Services Agreement” means the agreement to be entered into between SNG Pipeline Services Company, L.L.C. and ELC for the provision of certain services and personnel support in connection with the development, design, engineering, construction, commissioning, and start-up of the ELC Liquefaction Facilities.
“LLC Agreement” means that certain Limited Liability Company Agreement for the formation of Elba Liquefaction Company, L.L.C., with Southern Liquefaction Company, L.L.C. and Shell US Gas & Power L.L.C. as members.
“Law” or “Laws” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Authority or any arbitral tribunal, whether such Laws now exist or hereafter come into effect.
“LIBOR” means the British Bankers Association Interest Settlement Rate offered for deposits in United States dollars for three (3) months in an amount equal, or approximately equal, to the amount in respect of which interest is to be calculated under this Agreement displayed on the appropriate page of the Bridge Telerate screen at or about 11.00 am London time on the first Day of the period for which interest is to be calculated, or, if such Day is not a Day on which banks are open for business in London, on the next following Day on which banks are open for business in London, and such rate shall be redetermined on the same basis on the first Day of each succeeding period of ninety (90) Days for so long as any amount upon which interest is to be calculated hereunder remains owing and unpaid. If Bridge Telerate fails to display

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such rate on any Day when a rate is to be determined as aforesaid, but such rate is so displayed on the Reuters information service or is available directly from the British Bankers Association, it shall be determined from that source accordingly. If that alternative source is not available on a Day when a rate is to be determined, the rate per annum shall be the three (3) month inter-bank rate for US dollar deposits quoted on the relevant date by a prime bank in the London inter-bank market, selected at the sole discretion of the Party to whom is owed the amount in respect of which interest is to be calculated under this Agreement. A reference to an interest rate of LIBOR plus a specified percentage is a reference to an annual rate equal to LIBOR plus the specified number of percentage points per annum.
“Liquefaction Demand Quantity” or “LDQ” has the meaning specified in Section 4.02 and is more technically defined in Exhibit C, hereto.
“Liquefaction Services” has the meaning specified in Section 4.01(a).
“Liquefaction Threshold Date” means the date on which all of the initial Phase I six (6) Liquefaction Units (excluding any Liquefaction Units that are not placed in service prior to the In-Service Deadline Date for that specific Liquefaction Unit) have been placed in-service.
“Liquefaction Unit” has the meaning assigned to the term “MMLS Unit” in the MMLS Purchase Agreement.
“LNG” means Gas in liquid state at or below its boiling point and at or near atmospheric pressure.
“LNG Balance” has the meaning specified in Section 3.3 of the applicable Rate Schedule in SLNG’s FERC Gas Tariff.
“LNG Specifications” has the meaning specified in Section 10.02.
“MAO Agreement” has the meaning specified in the recitals.
“Mcf” means 1,000 Cubic Feet of Gas.
“MMBtu” means 1,000,000 Btus. One MMBtu is equivalent to one dekatherm.
“MMLS Purchase Agreement” means the agreement that ELC will enter into with SUSGP or its Affiliate to acquire the Liquefaction Units for Phase I and Phase II, if applicable.
“Month” means a period beginning on the first Gas Day of a calendar month and ending on the commencement of the first Gas Day of the next succeeding calendar month.
“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto.
“MTPA” means million tonnes of LNG per annum.
“NAESB Standard” means the standards issued by the North American Energy Standards Board and adopted by FERC in its regulations governing interstate natural gas companies.
“Nomination Cycles” means the “timely” and “evening” cycles specified in the NAESB Standards.

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“Non-FTA Permit” means the authorization from the U.S. Department of Energy to allow SLNG to export LNG from the Elba Island Terminal to non-Free Trade Agreement countries.
“Non-Shell Guarantor” has the meaning specified in Section 27.01(b)(i)(B).
“Notice to Proceed” means the notice to proceed with construction of the ELC Liquefaction Facilities issued by the Federal Energy Regulatory Commission’s Office of Energy Projects.
“Operating Balancing Agreement” or “OBA” means a contract between ELC and EEC that specifies the procedures to manage operational variances at the Twin 30s Interconnection.
“Operating Services Agreement” means the agreement to be entered into between Shell Global Solutions (US) Inc. or its Affiliate and SLNG, pursuant to which Shell Global Solutions (US) Inc. or its Affiliate will provide technical services to SLNG with respect to SLNG’s operation of the ELC Liquefaction Facilities.
“Party” and “Parties” have the meanings specified in the introductory paragraph.
“Performance Standards” shall mean those standards of performance for the Liquefaction Units individually and collectively set forth in Exhibit B attached hereto.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.
“Phase I” has the meaning specified in the recitals.
“Phase I Liquefaction Facilities” shall mean the initial six (6) Liquefaction Units to be constructed as Phase I of the ELC Liquefaction Facilities.
“Phase II” has the meaning specified in the recitals.
“Phase II Liquefaction Facilities” shall mean the Additional Liquefaction Units which, if elected, shall be constructed as Phase II of the ELC Liquefaction Facilities.
“Phase II Liquefaction Threshold Date” means the date on which all of the Additional Liquefaction Units, if elected, (excluding any Additional Liquefaction Units that are not placed in service prior to the In-Service Deadline Date for that specific Liquefaction Unit) have been placed in-service.
“Posting Entity” has the meaning specified in Section 27.02.
“Prefiling Request” means ELC’s application to the FERC to utilize the prefiling process pursuant to the FERC Regulations.
“Primary Term” has the meaning specified in Section 2.01.
“Primary Term Extension” has the meaning specified in Section 2.02(a).
“Primary Term Option Notice” has the meaning specified in Section 22.05(d).
“Progress Report” has the meaning specified in Section 5.03(b).

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“Proposed In-Service Date” has the meaning specified in Section 5.01(a).
“Ramp-Up Profile” has the meaning specified in Section 5.01.
“Reasonable and Prudent Operator” means performance of the Liquefaction Services by taking commercially reasonable efforts to carry out its responsibilities and to cause its contractors, subcontractors, and vendors (not including the vendor and manufacturer of the Liquefaction Units) furnishing labor, services, or materials to the ELC Liquefaction Facilities to carry out their responsibilities in accordance with each of the following: (a) in a good and workmanlike manner, (b) as a reasonable and prudent liquefaction facility operator, (c) with the same degree of diligence and care that it exercises with respect to the management and operation of the Elba Island Terminal and those of its Affiliates (and that such Affiliates exercise with respect to the operations of their LNG Facilities), (d) consistent with the operating standards of ELC as defined in the MAO Agreement including the Owner Policies (as defined in the MAO Agreement) and the Manual of Technical and Operating Standards (as defined in the MAO Agreement), provided that such standards do not conflict with any applicable governmental regulations or rules; and (e) in compliance in all material respects with all Applicable Laws.
“Reasonable Efforts” means the undertaking of such good faith efforts by the applicable Party as are commercially and technically prudent under the circumstances.
“Receiving Party” has the meaning specified in Section 25.01.
“Required Credit Support” means credit support provided to ELC pursuant to Article XXVII.
“Retainage” has the meaning specified in Section 14.02.
“S&P” means Standard & Poor’s, a division of McGraw-Hill Companies, Inc., or any successor thereto.
“Second Start-Up Window” has the meaning specified in Section 5.01(a).
“Service Failure Credit” has the meaning specified in Section 14.03(a).
“Service Interruption” has the meaning specified in Section 14.03(a).
“Service Termination Fee” has the meaning specified in Section 22.05(d).
“Shell Board” has the meaning specified in Section 3.02(e).
“Shell Entities” means SUSGP, Customer, and Shell Global Solutions (US) Inc.
“Shell Guarantor” has the meaning specified in Section 27.01(b)(i)(A).
“Shell Technical Services Agreement” means the agreement to be entered into between Shell Global Solutions (US) Inc. and ELC for the provision of certain services and personnel support in connection with the development, design, engineering, construction, commissioning and start-up of the ELC Liquefaction Facilities.
“SLC” shall mean Southern Liquefaction Company, L.L.C., which is the Kinder Morgan Inc., member of ELC.

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“SLNG” has the meaning specified in the recitals.
“SLNG Delivery Point” means the interconnection between the ELC Liquefaction Facilities and the SLNG facilities at the Elba Island Terminal.
“SLNG Export Project” has the meaning specified in the SLNG Precedent Agreement.
“SLNG Precedent Agreement” has the meaning specified in the recitals.
“SNG” means Southern Natural Gas Company, L.L.C.
“SoNet” means ELC’S electronic communication system as more specifically described in Section 26.01.
“Stabilized Condensate” means those liquid hydrocarbons produced in conjunction with Gas liquefied in the ELC Liquefaction Facilities and that are collected in the ELC Liquefaction Facilities and not redelivered as part of the LNG stream to the SLNG Delivery Point and that meet the Stabilized Condensate Specifications.
“Stabilized Condensate Specifications” has the meaning specified in Section 10.03.
“Standards” means (i) the lowest reasonable cost; (ii) following good engineering and construction practices; (iii) consistent with nationally accepted standards for the design and construction of similar facilities; (iv) consistent with the operating standards of Shell Oil Company for comparable facilities or equipment provided that such standards do not conflict with any applicable governmental regulations or rules; and (v) in compliance with all applicable codes, laws, policies and regulations in the United States.
“Start-Up Gas” has the meaning specified in Section 5.04(b).
“Start-Up Period” shall mean, for each Liquefaction Unit or group of Liquefaction Units, as applicable, the period of time commencing on the first date on which hydrocarbons are introduced into the equipment associated with such Liquefaction Unit or group of Liquefaction Units and ending on the In-Service Date of such Liquefaction Unit or group of Liquefaction Units, all as more particularly described in Exhibit H hereto.
“SUSGP” means Shell US Gas and Power, LLC.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority, including any value-added tax, sales tax, stamp duty, import duty, tax on foreign currency loans or foreign exchange transactions, excise tax, property tax, registration fee or license, water tax or environmental, energy or fuel tax including any interest, penalties or other additional thereon. Taxes shall exclude any amounts described in the immediately preceding sentence that are (a) imposed solely on account of the corporate existence of the payor or its Affiliates or (b) imposed on the revenue, income or profits of the payor or its Affiliates.
“Term” means the Primary Term, as may be extended pursuant to Section 2.02.
“Termination Event” has the meaning specified in Section 22.02.

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“Termination Notice” has the meaning specified in Section 22.03(a)(i)(B).
“Third Party Claim” has the meaning specified in Section 21.02(b)(i).
“Third Start-Up Window” has the meaning specified in Section 5.01(b).
“Transaction Agreements” means the LLC Agreement, the EPC Contract, the Integrated Project Oversight Team Agreement, the Shell Technical Services Agreement, the KM Technical Services Agreement, MMLS Purchase Agreement, the MAO Agreement, the Operating Services Agreement, the EEC Precedent Agreement, the EEC Service Agreement, the SLNG Precedent Agreement, and the FTS Agreements.
“Twin 30s Interconnection” means the interconnection with the two 30-inch pipelines that are connected to Elba Island and the ELC Liquefaction Facilities. The Twin 30s pipelines are owned by the interstate pipeline systems of SNG, EEC and CGT, which shall be referred to collectively as the “Interstate Pipelines.”
“Unit Ramp-Down Estimate” has the meaning specified in Section 5.01.
“Unit Reduction” means the reduction of any Liquefaction Unit to a level of less than 50% of its liquefaction capacity at any time, subject to ELC’s obligation to use Reasonable Efforts to avoid such reduction.
“Unit Reduction Threshold” means, with respect to any Contract Year, one (1) Unit Reduction multiplied by the number of Liquefaction Units that are in-service during such Contract Year; provided, however, the Unit Reduction Threshold shall apply to the total number of Unit Reductions during the Contract Year regardless of the Liquefaction Unit or Units to which the Unit Reduction applies.
“Unstabilized Condensate” shall mean those liquid hydrocarbons produced in conjunction with Gas liquefied in the ELC Liquefaction Facilities and that are collected in the ELC Liquefaction Facilities and not redelivered as part of the LNG stream to the SLNG Delivery Point and that meet the Unstabilized Condensate Specifications.
Section 1.02    Principles of Interpretation. In this Agreement:
(a)    The meanings set forth for defined terms in Section 1.01 shall be equally applicable to both the singular and plural forms of the terms defined and the masculine, feminine or neutral gender shall include all genders.
(b)    All references in this Agreement to clauses, sections, appendices, schedules and exhibits are to clauses, sections, appendices, schedules and exhibits in or to this Agreement unless otherwise specified.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any appendices, schedules or exhibits) and not to any particular provision hereof.
(d)    References in this Agreement to any Applicable Law shall be construed as a reference to such Applicable Law, as the same may be re-enacted, re-designated, amended or extended from time to time.

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(e)    The table of contents and the headings of the several sections and subsections of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision herein or therein.
(f)    References to the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to”, whether or not they are followed by such phrases or words of similar import.
(g)    Unless otherwise specified herein, all times stated in this tariff are Central Clock Time.
ARTICLE II
TERM; APPROVALS

Section 2.01    Term. This Agreement shall be effective as of the Execution Date, and, subject to the commissioning and start-up provisions set forth in Article V, service under this Agreement shall commence on the first date on which all of the following are satisfied (such date, the “First In-Service Date”):
(a)    the first Liquefaction Unit is placed in service in accordance with the provisions of Article V regardless of the order or sequence in which commissioning and start-up of multiple Liquefaction Units is performed, and
(b)    all conditions precedent set forth in Article III have been satisfied or waived.
Service under this Agreement shall continue until the twentieth (20th) anniversary of the Liquefaction Threshold Date; provided, however, if Phase II is elected, then this Agreement shall continue until the twentieth (20th) anniversary of the Phase II Liquefaction Threshold Date (“Primary Term”), unless terminated earlier pursuant to Article XXII.
Section 2.02    Extension.
(a)    The Term of this Agreement shall be extended for an additional five (5) years (“Primary Term Extension”) if Customer does not provide notice to ELC in writing of its election to terminate this Agreement at the end of the Primary Term on or before the date that is *** prior to the end of the Primary Term.
(b)    After the end of the Primary Term Extension, this Agreement shall be extended on a year to year basis (“Evergreen Extension”), subject to termination by either Party upon written notice to the other Party at least *** prior to the end of the Primary Term Extension or any Evergreen Extension. Upon termination of this Agreement, ELC and Customer shall be relieved of further obligation to the other Party except to complete Liquefaction Services underway on the Gas Day prior to the effective date of termination, to render any required reports, to dispose of any byproducts including Condensate, to make payment for services rendered, in each case as provided hereunder, as well as all provisions of this Agreement that expressly survive termination.
Section 2.03    Approvals.
(a)    ELC agrees to seek Diligently and in a manner consistent with the terms of this Agreement and the Liquefaction Service contemplated hereunder, the regulatory approvals, including authorizations from the FERC under Section 3 of the Natural Gas Act to construct the

EXHIBIT 10.2
EXECUTION VERSION

Liquefaction Facilities and to provide the Liquefaction Service and authorizations or approvals from any other regulatory agencies or governmental permits as may be necessary to survey, construct, install and operate the Liquefaction Facilities and perform the Liquefaction Service, collectively along with the FERC Authorizations referred to as the “Governmental Authorizations.”
(b)    ELC reserves the right to file and prosecute applications for any required approval, any supplement or amendment to an application, and to seek any court review as ELC reasonably deems in the best interests of the ELC Liquefaction Facilities.
(c)    The Parties agree to execute and deliver all other reasonable additional instruments and documents and to do all other acts as may be reasonably necessary to effect the terms and provisions of this Agreement.
(d)    The Parties shall work cooperatively to draft the applications for the Governmental Authorizations described in Sections 2.03(a); provided, however, that ELC shall promptly (but in any event at least 30 days prior to the intended filing date thereof) provide Customer with drafts of ELC’s application for the Governmental Authorizations and any amendment(s) thereto, including, without limitation, all exhibits and attachments, and materials relating to environmental matters (with the exception of confidential information of other shippers); provided, further, ELC shall not make any material changes to such applications thereafter without prior notice to Customer, in which event Customer will have another opportunity to comment on those parts of the draft applications, under the procedures set forth herein. Customer will notify ELC within eight (8) business days after the date of receipt of such draft applications and within three (3) business days after the receipt of any amendments or modification thereto whether Customer has any reasonable objections to such applications, describe the specific language to which it objects, and allow ELC a reasonable opportunity to revise such applications to address the Customer’s objections. ELC shall endeavor in good faith to incorporate Customer’s comments on such drafts in to ELC’s filing(s) with the applicable regulatory agencies to the extent such comments are not inconsistent with this Agreement, including all appendices hereto. Customer will have no obligation to support such applications if (a) Customer has provided notice of such objections to ELC and ELC has not adequately addressed the objections in Customer’s reasonable judgment, or (b) if ELC makes a modification to any section of the applications that was not previously provided to Customer that materially changes the scope, content or intent of the section being modified, and Customer determines, in its reasonable judgment, that such material modification(s) to the applications contain any new or revised provision, term or condition that is inconsistent with this Agreement or materially adverse to Customer.
(e)    ELC shall provide Customer with reasonable advance notice of all pre-arranged meetings between ELC and any Governmental Authorities where the ELC Liquefaction Facilities may be discussed and Customer shall have the opportunity to attend such meetings. To the extent permitted by law, ELC shall copy, or provide a corresponding copy to, Customer of all correspondence that ELC receives between any Governmental Authorities and ELC or its Affiliates that mentions the ELC Liquefaction Facilities.
(f)    ELC shall endeavor with Diligence to receive the order from FERC granting the FERC Authorizations to construct the ELC Liquefaction Facilities and provide the Liquefaction Services under the terms of this Agreement (“ELC FERC Order”), on or before a date that is thirty (30) months after the date of ELC’s submission of its initial application (which shall not be considered to be the Prefiling Request or any filing in a FERC prefiling docket) to FERC with respect to the ELC Liquefaction Facilities or any amendment thereto.

EXHIBIT 10.2
EXECUTION VERSION

Section 2.04    Acceptance of Regulatory Approvals.
(a)    Upon ELC’s receipt of the ELC FERC Order, ELC shall promptly (but in any event within five (5) days of receipt) provide copies of the ELC FERC Order to Customer.
(b)    Within ten (10) days after the date of the ELC FERC Order, ELC shall notify Customer in writing of ELC’s intent to accept or reject the ELC FERC Order; provided, however, that in the event ELC notifies Customer of its intent to reject the ELC FERC Order, such rejection may only be elected due to terms or conditions in the ELC FERC Order that materially and adversely affect ELC and such notification must specify those terms or conditions. Customer shall, within ten (10) days after the date of the ELC FERC Order, notify ELC in writing of its objection to any terms or conditions in the ELC FERC Order; provided, however, that in the event Customer notifies ELC of its objection to the ELC FERC Order, such objection shall only be elected due to terms or conditions in the ELC FERC Order that materially and adversely affect Customer and such notification to ELC must specify those terms or conditions.
Notwithstanding the above, in the event the ELC FERC Order issues and contains the FERC Authorizations to the ELC Liquefaction Facilities as filed without modification or condition (other than standard environmental conditions that neither ELC nor Customer objected to at the time the environmental assessment and/or draft environmental impact statement was issued for public comment) with respect to the Phase I Liquefaction Facilities, then the ELC FERC Order shall be presumed not to materially and adversely affect Customer or ELC.
(c)    In the event either Party issues notice in writing to the other Party pursuant to Section 2.04(b) of its rejection or objection to the terms of the ELC FERC Order, then the Party issuing such notice shall have the right to terminate this Agreement, subject to the following;
(i)    This right to terminate the Agreement shall only extend for twenty-five (25) days after the date of the ELC FERC Order and such right to terminate under this Section 2.04 shall be deemed to be waived if such right is not exercised by providing notice in writing to the other Party prior to the end of the twenty-five (25) day period;
(ii)    ELC and Customer agree that prior to such termination they will consult and discuss with each other and use commercially reasonable efforts to reach agreement on how to accommodate the objectionable conditions or terms to the ELC FERC Order in a mutually satisfactory manner that preserves the intent of this Agreement and would allow the ELC Liquefaction Facilities to go forward and/or on the filing of a request for rehearing with FERC challenging those elements of the ELC FERC Order that are materially different conditions than those requested in the FERC Authorizations or have a material and adverse effect on ELC or Customer;
(iii)    In the event the Parties are unable to reach agreement through such consultation and discussion, then the Party issuing the applicable notice of rejection or objection may terminate this Agreement upon written notice thereof to the other Party and upon such termination pursuant to this section and receipt by ELC of the payment by Customer as provided in Section 3.04, the Parties shall have no further obligations under this Agreement;
(iv)    In addition, in the event the Parties mutually agree on the filing of a request for rehearing, in light of the rejection or objection notifications made pursuant to Section

EXHIBIT 10.2
EXECUTION VERSION

2.04(b), and either or both of the Parties files such a request for rehearing, separately or jointly, which FERC neither grants nor denies within 365 days of such filing, either Party may terminate this Agreement upon written notice to the other Party absent an agreement otherwise, as provided below. During any such 365 day period, subject to the conditions precedent set forth in Section 3.01(c) and Section 3.02(c), ELC shall Diligently seek FERC authorization of an implementation plan, as such implementation plan and other pre-construction activities are defined in the conditions attached to the ELC FERC Order prior to receiving receipt of a Notice to Proceed from FERC, and shall Diligently proceed with any such pre-construction implementation activities required by FERC. In the event Customer requests in writing that ELC file its request with FERC for a Notice to Proceed of the ELC Liquefaction Facilities prior to the expiration of such 365-day period:
(A)    ELC shall notify Customer of its proposed timeframe to file such a request for a Notice to Proceed no later than thirty (30) days prior to the date on which ELC intends to file such a request with FERC;
(B)    Upon Customer’s receipt of ELC’s notice pursuant to Section 2.04(c)(iv)(A), the Parties mutually agree to consult and discuss with each other regarding the development costs incurred to date, a proposed schedule and proposed costs associated with the work shown on the proposed schedule and the Parties shall use commercially reasonable efforts to reach agreement on the course of action for a request for a Notice to Proceed with construction of the ELC Liquefaction Facilities, including, but not limited to, (i) eliminating the Parties’ rights to terminate; (ii) proceeding with certain agreed-upon tasks relating to the commencement of construction such as site clearing or fabrication of facilities until rehearing is granted or denied; (iii) filing the request for the Notice to Proceed; and/or (iv) continuing to wait until the rehearing order is issued by FERC. In the event the Parties are unable to agree on such course of action, then either Party may terminate this Agreement in its sole discretion upon written notice to the other. Such right to terminate shall be waived if not exercised within five (5) business days of the meeting pursuant to this Section 2.04(c)(iv)(B).
Upon such termination pursuant to this section and receipt by ELC of the payment by Customer as provided in Section 3.04, the Parties shall have no further obligations under this Agreement.
(d)    In the event either Party provides the other Party with notice of its objection to the terms of the ELC FERC Order but does not exercise its election to terminate this Agreement under Section 2.04 (c), such notifying Party shall remain bound to perform its obligations under this Agreement, unless or until termination occurs in another manner under the terms of this Agreement. In the event that FERC issues an order in response to a request for rehearing filed pursuant to Section 2.04(c)(iv) above that includes issues specifically related to the Phase II Liquefaction Facilities, and such order denies all or a portion of the request for rehearing related to the Phase II Liquefaction Facilities, such denial shall not give rise to a right to terminate pursuant to Section 2.04(c) with regard to the Phase I Liquefaction Facilities. Nothing contained herein shall prevent ELC or Customer from seeking rehearing of the ELC FERC Order if it contains terms or conditions that either:

EXHIBIT 10.2
EXECUTION VERSION

(i)    are materially different than those ELC applied for and which material difference will result in a material increase or decrease, as applicable, of the Negotiated Rate; or
(ii)    have any other materially adverse effect on the Party.
The right to seek rehearing shall not be waived even if ELC accepts the ELC FERC Order or the Parties waive their rights to terminate as provided above. ELC’s notification to Customer of its intent to accept the ELC FERC Order as provided above shall not be deemed to be a satisfaction or waiver of the condition precedent set forth in Section 3.01 unless or until the ELC FERC Order becomes the final FERC order in the proceeding, or, the condition precedent is waived by ELC, as provided in Section 3.03. A Party’s right to seek rehearing pursuant to this paragraph is contingent on that Party’s first providing notice in writing to the other Party of its intent to seek rehearing and the reasons thereof prior to the deadline for filing such rehearing but no later than twenty (20) days following issuance of the ELC FERC Order.
(e)    Nothing contained herein shall prevent ELC or Customer from seeking appeal of a FERC order denying a request for rehearing filed pursuant to Section 2.04(e) or which contains terms or conditions that either:
(i)    are materially different than those ELC applied for and which material difference will result in a material increase or decrease, as applicable, of the Negotiated Rate; or
(ii)    have any other materially adverse effect on either Party.
In the event that FERC denies a request for rehearing from a Party, then the Parties shall consult and discuss with each other and use commercially reasonable efforts to reach agreement on the course of action for an appeal from such denial. If the Parties are unable to agree on such course of action within thirty (30) days after the date of such denial, then either Party may terminate this Agreement upon written notice to the other Party; provided, however, such right to terminate under this Section 2.04(f) shall be waived if not exercised prior to the date ELC receives from FERC the Notice to Proceed. Upon such termination pursuant to this Section 2.04(f) and receipt by ELC of the payment by Customer as provided in Section 3.04, the Parties shall have no further obligations under this Agreement.
(f)    Subject to any contrary provisions in Exhibit D, ELC shall have the unilateral right to file before or after issuance of any ELC FERC Order, but not later than the Phase I In-Service Date, for changes in its applications to the FERC to construct and operate the Liquefaction Facilities so long as any such change is consistent with the terms and conditions of this Agreement and does not have a material adverse effect on Customer or so long as Customer has an opportunity to review such filings pursuant to the procedures set forth in Section 2.03(d).
ARTICLE III
CONDITIONS PRECEDENT; TERMINATION

Section 3.01    Conditions Precedent to ELC’s Obligations. Notwithstanding any of the foregoing to the contrary, ELC’s obligation to construct and install the ELC Liquefaction Facilities and to perform the

EXHIBIT 10.2
EXECUTION VERSION

Service under this Agreement remains subject to the following conditions precedent, which only ELC shall be able to waive:
(a)    Governmental Authorizations. ELC has received and accepted all necessary Governmental Authorizations in connection with its performance under this Agreement (except for those Governmental Authorizations which are permitted by the applicable Governmental Authority to be obtained during construction), as set forth in Section 2.03 and Section 2.04, and such Governmental Authorizations are in full force and effect.
(b)    With respect to the Phase II Liquefaction Facilities, the affirmative election by Customer as set forth in Section 4.03 to proceed with Phase II of the ELC Liquefaction Facilities.
(c)    SLNG and EEC Conditions Precedent. ELC has received notice from SLNG and EEC that SLNG and EEC have each accepted their respective authorizations from FERC associated with the SLNG Export Project and the EEC Turnaround Project, and that all conditions precedent associated therewith have been met or waived.
(d)    Execution of Other Agreements. Each of the Transaction Agreements has been executed and delivered by each of the parties thereto.
Section 3.02    Conditions Precedent to Customer’s Obligations. Notwithstanding any of the foregoing to the contrary, Customer’s obligation to receive the Service under the Agreement remains subject to the following conditions precedent, which only Customer shall be able to waive:
(a)    Governmental Authorizations. ELC has received and accepted all necessary Governmental Authorizations in connection with its performance under this Agreement (except for those Governmental Authorizations which are permitted by the applicable Governmental Authority to be obtained during construction), as set forth in Section 2.03 and Section 2.04, and such Governmental Authorizations are in full force and effect.
(b)    With respect to the Phase II Liquefaction Facilities, the affirmative election by SUSGP as set forth in Section 4.03 to proceed with Phase II of the ELC Liquefaction Facilities.
(c)    SLNG and EEC Conditions Precedent. Customer has received notice from SLNG and EEC that SLNG and EEC have each received and accepted their respective authorizations from FERC associated with the SLNG Export Project and the EEC Turnaround Project, and that all conditions precedent associated therewith have been met or waived.
(d)    Execution of Other Agreements. Each of the Transaction Agreements has been executed and delivered by each of the parties thereto.
(e)    Board Approval. The governing body of Royal Dutch Shell plc (“Shell Board”) shall have supported, on or before January 31, 2013, the execution of this Agreement; provided, however, notwithstanding anything in this or any other agreement between the Parties or any of their Affiliates, the Shell Board shall have full, unfettered, and unconditional discretion in electing whether to support or not support such execution. Any failure of satisfaction of the condition precedent set forth in this paragraph shall be without any liability whatsoever to Royal Dutch Shell plc or any of its Affiliates.. Customer will issue a notice of support to ELC certifying that this condition precedent has been satisfied. In the event Customer fails to deliver such notice of support on or prior to 11:59 p.m. U.S. Central Time on January 31, 2013, then this Agreement shall terminate automatically

EXHIBIT 10.2
EXECUTION VERSION

at such time (except for clauses expressly designated as surviving termination), and, except for the payment by Customer to ELC of Development Costs set forth in Section 3.04(a), ELC expressly assumes the risk of the non-occurrence of this condition precedent and disclaims any basis for detrimental reliance on the prospect of entering into this Agreement. ELC further waives its rights to bring any and all action at law or in equity arising out of or in relation to Customer’s exercise of its rights under this paragraph or relating to any failure of satisfaction of the condition precedent set forth in this paragraph and any related termination.
Section 3.03    Conditions Precedent Mechanics.
(a)    Each Party shall keep the other Party reasonably informed as to the progress being made towards satisfying the conditions precedent for which such Party is responsible. Each Party shall notify the other Party promptly upon the satisfaction or waiver of any condition precedent for which such Party is responsible.
(b)    Upon the satisfaction or waiver of all conditions precedent under Section 3.01 and Section 3.02 (the “CP Date”), and notification of such satisfaction or waiver by ELC and Customer, as applicable, ELC shall send to Customer a written notice that the CP Date has occurred.
(c)    The government approvals, including, but not limited to, any Governmental Authorizations required by this Article III shall be final and duly granted by the authorities having jurisdiction; provided, however, that, for purposes of this Article III, ELC or Customer may, at its option, elect to waive in writing the condition that such approvals be final. If any condition precedent in Section 3.01(a)-(d) or Section 3.02(a)-(d) remains unsatisfied, or if ELC or Customer has not waived in writing the conditions precedent in Section 3.01(a)-(d) or Section 3.02(a)-(d), then at any time after thirty (30) months have passed after the applications seeking the FERC Authorizations have been filed, but before the satisfaction of all the conditions, either Party may terminate this Agreement by giving the other Party thirty (30) days written notice of termination. Any termination by ELC or Customer under Section 3.03(d) shall be without liability for damages of either ELC or Customer to each other, or to the shareholders, directors, officers, employees, agents, or consultants of ELC or Customer, except for the Development Costs described in Section 3.04, if applicable.
(d)    If the CP Date has not occurred by the date that is thirty (30) months from the date of filing of the application for the FERC Authorization, either Party may send notice to the other Party that the conditions precedent have not been satisfied. If the CP Date has not occurred within ninety (90) Days following any such notice, either Party may terminate this Agreement by delivering written notice of termination to the other Party.
Section 3.04    Development Costs. In the event that either Party terminates this Agreement pursuant to the terms of Section 2.04(c), Section 3.03(d) or Section 8.04, Customer shall pay to ELC an amount (the “Development Cost Amount”) equal to the Customer Allocation Percentage multiplied by the Development Costs. The “Customer Allocation Percentage” is equal to ***. “Development Costs” is equal to the applicable net amount of costs actually incurred or committed to through the effective date of the applicable notice of termination, including, but not limited to, costs for preparing and filing the FERC Application, and any other necessary Governmental Authorizations, the cost of performing any environmental or safety surveys, studies and proposals, the cost of construction materials and equipment, including the cost of cancelling any orders for materials, the cost of acquiring any land rights or right of way, site clearing or site preparation, and the cost of designing, surveying, engineering, and constructing the Expansion Facilities. In the event that this Agreement terminates due to the failure of the condition precedent

EXHIBIT 10.2
EXECUTION VERSION

set forth in Section 3.02(e) to be satisfied or waived, Customer shall pay to ELC a Development Cost Amount with a Customer Allocation Percentage of *** of the Development Costs, and such payment shall be Customer’s only liability to ELC relating to such termination.
(a)    Within sixty (60) days after delivery of the notice of termination under Section 2.04 or Section 3.03(d), or the Agreement terminates as of the date specified in Section 3.02(e), ELC shall provide Customer with an invoice for the Development Cost Amount. Customer shall pay such invoice provided that, at its own cost and expense, Customer shall have the right to audit the books and records of ELC relevant to the costs reflected in the invoice at a reasonable time during normal business hours with at least five (5) days prior notice in order to verify or review the Development Costs. Any such audit by Customer must be initiated within thirty (30) days of the date of invoice. In the event an audit shows any discrepancies or errors in ELC’s accounts, Customer shall promptly send ELC notice of such discrepancy or error, and ELC shall issue a credit or charge to the invoice according to the verified results of the audit. Customer initiation of an audit under this Section 3.04(a) shall toll the due date of payment of the invoice for the portion of the invoice under dispute, which shall continue through resolution of any dispute that arises with regard to the invoice.
(b)    If after completion of an audit described in Section 3.04(a), Customer disputes by written notice to ELC the Development Costs contained in an invoice, then ELC and Customer hereby agree to meet with each Party’s primary project engineer assigned to the ELC Liquefaction Facilities to discuss the results of the audit. If a resolution of the dispute cannot be reached after such meeting or meetings, the Parties agree to refer the dispute to an expert for resolution pursuant to Section 23.03.
(c)    Customer’s payment of the Development Cost Amount under this Section 3.04 shall be ELC’s sole and exclusive remedy relating to termination of this Agreement, provided that such termination was proper under the terms of this Agreement.
(d)    If, within a period of five (5) years after lawful termination of this Agreement by Customer and payment of the Development Cost Amount under Section 3.04(a), ELC elects to proceed with a project using the same type of Liquefaction Units at the same site on the Elba Island Terminal with any person or entity, then ELC shall refund to Customer an amount of the Development Costs paid by Customer to ELC equal to the then current value of material estimated to be saved by ELC by using the design or survey work, components of permit applications or materials previously paid for by Customer in the Development Costs.
(e)    Upon issuance of a termination notice pursuant to Section 2.04 or Section 3.03(d), this Agreement shall terminate with immediate effect and each of the Parties shall be discharged from its further obligations and liabilities hereunder (other than with respect to provisions of this Agreement that expressly survive termination), without prejudice to any rights, obligations or liabilities that may have accrued up to the date of such termination.
ARTICLE IV
LIQUEFACTION SERVICES

Section 4.01    Liquefaction Service.

EXHIBIT 10.2
EXECUTION VERSION

(a)    Liquefaction Services. Subject to the terms and provisions hereof, the liquefaction services (“Liquefaction Services”) to be offered by ELC to Customer shall consist of the following:
(i)    the receipt of Gas at the Twin 30s Interconnection in an amount up to the LDQ;
(ii)    the processing, treatment and liquefaction of Gas;
(iii)    the re-liquefaction of Boil-Off Gas at Customer’s election;
(iv)    the delivery of LNG at the SLNG Delivery Point;
(v)    the collection, processing, and storage of Condensate;
(vi)    the measurement of the quantity of Gas received, Retainage, and LNG and Condensate delivered under this Agreement;
(vii)    determination of the quality of Gas received and LNG and Condensate delivered under this Agreement; and
(viii)    other activities directly related to ELC’s performance of the foregoing.
(b)    Items Excluded from Liquefaction Services. Notwithstanding the foregoing, except as otherwise provided in this Agreement, Liquefaction Services to be offered by ELC to Customer shall not include the following:
(i)    the production, purchase, marketing, transportation or acquisition of Gas and related activities;
(ii)    the delivery of Gas to the Twin 30s Interconnection and related activities, except to the extent expressly contemplated in this Agreement;
(iii)    the procurement or maintenance of any Governmental Authorization other than to the extent necessary to construct, install and operate the Liquefaction Facilities and for ELC to provide and Customer to receive the Liquefaction Service; and
(iv)    the marketing and transportation of Condensate from the ELC Liquefaction Facilities and all activities related thereto, except to the extent expressly contemplated in this Agreement.
Section 4.02    Liquefaction Demand Quantity. For any given Gas Day, the maximum quantity of Gas that Customer may deliver to ELC at the Twin 30s Interconnection (the “Liquefaction Demand Quantity” or “LDQ”) shall be stated within an operating range depending on certain factors as specified and determined in accordance with Exhibit C. The LDQ shall be amended prior to the Additional Liquefaction Units being placed in service to reflect the Additional Liquefaction Units.
Section 4.03    Additional Liquefaction Units. Upon notice from its Member, SUSGP, that SUSGP has elected, pursuant to the provisions of the LLC Agreement, for ELC to increase the number of Liquefaction Units to be incorporated into the ELC Liquefaction Facilities, which such increase in Liquefaction Units elected by SUSGP shall be a number of either two (2) or four (4) (such additional Liquefaction Units,

EXHIBIT 10.2
EXECUTION VERSION

excluding any such Liquefaction Units that are rejected pursuant to Section 5.05, the “Additional Liquefaction Units”), ELC shall construct and install the Additional Liquefaction Units and Customer shall accept and pay for Liquefaction Services from the Additional Liquefaction Unit(s) in accordance with the terms and conditions of this Agreement and, in particular, Exhibit D hereto, subject to satisfaction of the condition precedent that, prior to the commencement of construction of the Additional Liquefaction Unit(s), the Non-FTA Permit is in effect and sufficient for the export of a quantity of LNG equal to (a) the maximum LNG production capacity of the ELC Liquefaction Facilities (including production capacity from such Additional Liquefaction Unit(s)) minus (b) the maximum LNG production capacity of the Phase I Liquefaction Facilities.
Section 4.04    Service Rights.
(a)    Customer shall at all times during the Term have full rights to utilize 100% of the liquefaction capability that is available at any time of the ELC Liquefaction Facilities.
(b)    Subject at all times to Customer’s firm rights under Section 4.04(a), during any period in which Customer is not using, at minimum, a portion of the capability equal to the Boil-Off Gas from the Elba Island Terminal of the ELC Liquefaction Facilities, ELC will allow SLNG the right to cycle Boil-Off Gas from the Elba Island Terminal storage tank Heel through the ELC Liquefaction Facilities or bring in pipeline Gas through the ELC Liquefaction Facilities to replenish the Heel; provided, however, that such use of the ELC Liquefaction Facilities may not restrict or prevent Customer from receiving Liquefaction Services and will not result in Customer incurring incremental charges or fees as provided hereunder for any Gas Day in which SLNG is using the ELC Liquefaction Facilities. Customer shall receive a credit for the use of the ELC Liquefaction Facilities by SLNG in an amount equal to the variable portion of the O&M Expense Fee and variable portion of the Electric Power Fee, all as more particularly set forth in Exhibit D, applicable to the volumes of Gas cycled by SLNG during a month. Such credit shall be reflected on the applicable monthly invoice for Customer in accordance with Article XV. In the event SLNG elects to utilize Boil-Off Gas to cycle the LNG through the ELC Liquefaction Facilities or bring in pipeline Gas, ELC shall provide at least 48 hours prior notice to Customer of SLNG’s notice to ELC of SLNG’s intention to commence cycling the Boil-Off Gas or receiving pipeline Gas and the projected number of Gas Days during which SLNG intends to use the ELC Liquefaction Facilities.
(c)    Subject at all times to Customer’s firm rights under Section 4.04 (a), ELC may, at its option provide Liquefaction Service on an interruptible basis from time to time to third party shippers using the Liquefaction Facilities; provided however, Customer shall receive a credit for such use of the ELC Liquefaction Facilities by such third party in an amount equal to *** of the net revenues generated from the interruptible service (i.e., less any variable charges attributable to the interruptible service). Such credit shall be reflected on the applicable monthly invoice to Customer in accordance with Article XV.
ARTICLE V
START-UP; COMMISSIONING

Section 5.01    In-Service Date. The in-service date of each Liquefaction Unit (the “In-Service Date”) shall be determined in accordance with the commissioning and start-up procedures set forth in Exhibit H hereto which shall specify the procedures under which ELC shall bring the units from mechanical completion through commissioning and a start-up period to a point in time when each unit meets the Performance Standards set forth in Exhibit B. Commissioning of Liquefaction Units shall be performed in

EXHIBIT 10.2
EXECUTION VERSION

accordance with applicable FERC requirements, which may include grouping of multiple Liquefaction Units during the commissioning process. On the CP Date, or as soon as practicable thereafter, ELC shall notify Customer of a three hundred sixty-five (365) Day period in which the In-Service Date for each Liquefaction Unit is expected to occur (such period, the “First Start-Up Window”), which shall commence in a consecutive manner on or before the date that is twenty-four (24) months after the CP Date, along with (x) the expected ramp-up profile for Start-Up Gas requirements for each Liquefaction Unit or group of Liquefaction Units (the “Ramp-Up Profile”) and (y) any expected ramp-down of existing Liquefaction Units to accommodate the commissioning and start-up (the “Unit Ramp-Down Estimate”). The First Start-Up Window for each Liquefaction Unit shall be narrowed as follows:
(a)    No later than three hundred sixty-five (365) Days in advance of the first Day of the First Start-Up Window, ELC shall notify Customer of a one hundred eighty (180) Day window (the “Second Start-Up Window”) falling within the First Start-Up Window within which the In-Service Date for the applicable Liquefaction Unit(s) is expected to occur (the “Proposed In-Service Date”), along with any anticipated revisions to the applicable Ramp-Up Profile and Unit Ramp-Down Estimate; provided, that if ELC fails to give timely notice, the Second Start-Up Window shall be the latest possible one hundred eighty (180) Day window period within the First Start-Up Window;
(b)    No later than one hundred eighty (180) Days in advance of the first Day of the Second Start-Up Window, ELC shall notify Customer of a ninety (90) Day window (the “Third Start-Up Window”) falling within the Second Start-Up Window for the Proposed In-Service Date, along with any anticipated revisions to the Ramp-Up Profile and Unit Ramp-Down Estimate; provided, that if ELC fails to give timely notice, the Third Start-Up Window shall be the latest possible ninety (90) Day window period within the Second Start-Up Window;
(c)    No later than ninety (90) Days in advance of the first Day of the Third Start-Up Window, ELC shall notify Customer of a forty-five (45) Day window (the “Fourth Start-Up Window”) falling within the Third Start-Up Window for the Proposed In-Service Date, along with any anticipated revisions to the Ramp-Up Profile and Unit Ramp-Down Estimate; provided, that if ELC fails to give timely notice, the Fourth Start-Up Window shall be the latest possible forty-five (45) Day window period within the Third Start-Up Window; and
(d)    No later than ten (10) Days in advance of the first Day of the Fourth Start-Up Window, ELC shall notify Customer of the Proposed In-Service Date, which shall fall within the Fourth Start-Up Window, along with any anticipated revisions to the Ramp-Up Profile and Unit Ramp-Down Estimate; provided, that if ELC fails to give timely notice, the Proposed In-Service Date shall be the latest possible Day in the Fourth Start-Up Window. The Proposed In-Service Date shall be the date so notified.
(e)    ELC shall promptly notify Customer if for any reason the In-Service Date for the applicable Liquefaction Unit(s) is expected to occur after the last Day of the current start-up window, and the applicable start-up window(s) shall be adjusted accordingly; provided, however, if ELC is unable to achieve the In-Service Date for the applicable Liquefaction Unit(s) on or before the Day that is twelve (12) months after the last Day of the Fourth Start-Up Window (the “In-Service Deadline Date”), Customer shall have the right to notify ELC that the In-Service Date has not been achieved.
(f)    If the First In-Service Date has not occurred within ninety (90) Days following the notice given by Customer pursuant to Section 5.01(e) after the In-Service Deadline Date that the

EXHIBIT 10.2
EXECUTION VERSION

First In-Service Date has not been achieved, then Customer shall have the right to elect in writing in its sole discretion to either (i) provide ELC with a Termination Notice or (ii) extend the ninety (90) Day period under this Section 5.01(f) until a cost estimate can be established for the work to be performed to be able to place the Liquefaction Unit in service and Customer makes an election as provided below. In the event Customer elects the option to continue in (ii) above, then ELC shall develop and present to Customer a written proposal for cost-effective alternatives for such Liquefaction Unit, which may include the incurrence of additional capital costs and/or the modification of the Performance Standards applicable to such Liquefaction Unit. Such proposal shall be based on the best information then available to ELC. Upon receipt of such proposal, Customer shall have the option, in its sole discretion, as applicable, to (w) provide ELC with a Termination Notice, (x) agree to the incurrence by ELC of such capital costs; (y) direct ELC not to incur such capital costs and agree to a modification of the Performance Standards or (z) agree to the incurrence by ELC of some, but not all, additional capital costs and a modification of the Performance Standards. Customer shall make such election in writing within fifteen (15) days of the date in which such proposal is presented to Customer. Subject to Section 5.05, Customer’s election under (x), (y) or (z) above shall continue to extend the ninety (90) Day period under this Section 5.01(f) until the completion of the work associated with the capital cost and/or the modifications to the Performance Standards can be met and the performance testing of the Liquefaction Unit is complete in order to meet the First In-Service Date. Any modification to the Performance Standards shall be based on the actual performance of the Liquefaction Unit according to the performance testing procedures and recommendations of the technical engineers based on evaluation of such test results, consistent with the provisions of Exhibit H.
(g)    If the In-Service Date for the applicable Liquefaction Unit(s) occurs prior to the Proposed In-Service Date, Customer may in its sole discretion deliver notice to ELC of its election to commence receiving Liquefaction Services from such Liquefaction Unit(s) pursuant to the terms of this Agreement effective as of the date specified in such notice, but in no event fewer than seven (7) Days after the delivery of such notice. If Customer delivers such election notice to ELC, the In-Service Date of the applicable Liquefaction Unit(s) will be the date specified in such notice. If Customer does not elect to commence Liquefaction Services from such Liquefaction Unit(s) prior to the Proposed In-Service Date, then the In-Service Date with respect to such Liquefaction Unit(s) will be the Proposed In-Service Date.
Section 5.02    Extension of Deadline Date for Delay Caused by Force Majeure. The In-Service Deadline Date, any Proposed In-Service Date and any applicable start-up window for any Liquefaction Unit shall be extended on a Day-for-Day basis for each Day of delay resulting from an event of Force Majeure during construction of that Liquefaction Unit. With respect to the First In-Service Date only, in the event that any such delay exceeds forty-eight (48) months, Customer shall have the right to terminate this Agreement by delivering written notice of termination to ELC.
Section 5.03    Construction.
(a)    ELC shall consult with Customer on the design basis for the ELC Liquefaction Facilities and shall keep Customer apprised on a regular and timely basis of the estimated cost of the ELC Liquefaction Facilities and ELC’s progress in obtaining regulatory approvals for the ELC Liquefaction Facilities and constructing and modifying the ELC Liquefaction Facilities.
(b)    Beginning on the first month following the CP Date and every month thereafter until the Full Capacity Date, ELC shall furnish to Customer an interim progress report (each a

EXHIBIT 10.2
EXECUTION VERSION

“Progress Report”) specifying the progress in the development, construction, commissioning and start-up of the ELC Liquefaction Facilities since the last report and the expected progress towards completing the construction, testing and start-up of the ELC Liquefaction Facilities. Each Progress Report shall include the status and progress of construction for each Liquefaction Unit, including information as to whether any delays being experienced can reasonably be expected to result in a delay to the Proposed First In-Service Date and any other information that Customer has reasonably requested in writing in advance to enable Customer to evaluate the status and progress of construction, testing and operational start-up of the ELC Liquefaction Facilities. In addition to ELC’s obligation to provide Progress Reports, ELC shall promptly notify Customer of any material event affecting the ELC Liquefaction Facilities.
Section 5.04    Start-Up Period for each Liquefaction Unit.
(a)    During the Start-Up Period for a given Liquefaction Unit, Liquefaction Services may be offered at less than the full capacity for any or all of the Liquefaction Units. ELC shall notify Customer of changes in the capacity of each Liquefaction Unit. The Parties acknowledge that during the Start-Up Period, the level of Liquefaction Services, Gas requirements, and Retainage may vary significantly.
(b)    During the Start-Up Period for a given Liquefaction Unit, upon request of ELC, Customer shall use all Reasonable Efforts to procure and deliver to ELC the quantity of Gas necessary for ELC to commission the given Liquefaction Unit (“Start-Up Gas”). ELC shall deliver a notice of such request to Customer no later than ten (10) Business Days before the last trading Day of the month prior to the month during which such Start-Up Gas will be required. ELC shall deliver all LNG and Condensate produced during the Start-Up Period for a given Liquefaction Unit to Customer in accordance with the provisions of this Agreement. Customer shall retain title to (i) all Gas tendered to ELC in accordance with this Agreement, with the exception of quantities retained by ELC as Retainage; and (ii) all LNG and Condensate produced during a Start-Up Period. Customer warrants at the time it tenders Start-Up Gas to ELC pursuant to this Agreement that it has title to such Start-Up Gas in accordance with Section 20.01.
(c)    If Customer fails to nominate Start-Up Gas in a reasonable time frame, ELC shall have the right but not the obligation to purchase Gas in an amount equal to the deficiency of Customer’s nomination on terms and conditions that are reasonably acceptable to ELC using Reasonable Efforts to obtain the prevailing market price, plus actual and reasonable incremental transportation costs, incremental third party charges and other relevant costs, expenses and fees. Customer shall reimburse ELC for ELC’s costs, expenses and fees in purchasing Gas pursuant to this Section 5.04(c).
(d)    The Parties acknowledge and agree that, due to the nature of the ELC Liquefaction Facilities’ operation during the Start-Up Period of any Liquefaction Unit, ELC’s obligations to deliver LNG from any Liquefaction Unit shall be subject to ELC’s ability to reasonably accept Gas and deliver LNG during the Start-Up Period in light of construction, commissioning and testing activities then being performed.
(e)    Operator shall act as a Reasonable and Prudent Operator to cause each Liquefaction Unit to comply with the applicable Performance Standards by the end of the applicable Start-Up Period in the most reasonably cost effective manner. If during the Commissioning Period or the Start-Up Period, (i) a Liquefaction Unit is unable to meet the In-Service Deadline Date or the

EXHIBIT 10.2
EXECUTION VERSION

applicable Performance Standards in order to be placed in service, (ii) ELC determines that capital costs in excess of $10,000,000 would have to be incurred by ELC in order for such Liquefaction Unit to meet the In-Service Deadline Date or the applicable Performance Standards and (iii) ELC has no right to be reimbursed for such costs by any other Person, including Customer, then ELC shall develop and present to Customer a written proposal for cost-effective alternatives for such Liquefaction Unit, which may include the incurrence of additional capital costs and/or the modification of the Performance Standards applicable to such Liquefaction Unit. Such proposal shall be based on the best information then available to ELC. Upon receipt of such proposal, Customer shall have the option, in its sole discretion, to (x) agree to the incurrence by ELC of such capital costs, (y) direct ELC not to incur such capital costs and agree to a modification of the Performance Standards or (z) agree to the incurrence by ELC of some, but not all, additional capital costs and a modification of the Performance Standards. Customer shall make such election in writing within fifteen (15) days of the date in which such proposal is presented in writing to Customer. If Customer directs ELC to incur such costs, Customer may elect to either (A) pay such costs to ELC in one lump sum (as well as a gross-up payment equal to the federal and state income tax actually incurred associated with receipt of such lump sum payment) or (B) include such costs in the calculation of monthly fees pursuant to Exhibit D. Any modification to the Performance Standards shall be based on the actual performance of the Liquefaction Unit according to the performance testing procedures and recommendations of the technical engineers based on evaluation of such test results, consistent with the provisions of Exhibit H. Subject to Section 5.05, Customer’s election to the incurrence of the capital cost under (x) or (z) above shall extend the In-Service Deadline Date under Section 5.01(e) until the completion of the work associated with the capital cost and the performance testing of the Liquefaction Unit is complete. Subject to Section 5.05, Customer’s election to not incur the capital cost under (y) above shall extend the In-Service Deadline Date under Section 5.02(e), until the modification of the Performance Standards can be determined and the performance testing of the Liquefaction Unit is complete with respect to such Performance Standards. Notwithstanding anything contained herein, if the additional cost of placing the Liquefaction Unit in service such that it meets the applicable Performance Standards is less than $10,000,000, then ELC shall act a Reasonable and Prudent Operator to perform the work or have the work performed that is necessary to place the Liquefaction Unit in Service and such associated costs shall be included in the monthly fees as set forth in Exhibit D hereto.
Section 5.05    Customer Right to Reject Liquefaction Units. In the event Customer notifies ELC after the In-Service Deadline Date that the In-Service Date for any Liquefaction Unit has not been achieved as set forth above in Section 5.01(e), and the In-Service Date for any Liquefaction Unit is not achieved prior to the date that is sixty (60) Months after the last Day of the applicable Fourth Start-Up Window (“Final In-Service Deadline Date”), Customer may in its sole discretion elect to reject such Liquefaction Unit by delivering notice of such rejection to ELC, and the LDQ and Performance Standards shall be amended to reflect the reduction of the Liquefaction Unit. With respect to any Liquefaction Unit after the First In-Service Date has been achieved, in the event Customer gives such notice that the Final In-Service Deadline Date is not achieved and the primary cause for such inability to meet the Final In-Service Deadline Date is because of the failure of ELC to perform as a Reasonable and Prudent Operator or because of the negligence of its EPC or FEED Contractor then the costs associated with the individual Liquefaction Unit for which the Final In-Service Deadline Date has not been achieved shall not be included in the gross plant in the reservation fees set forth in Exhibit D hereto. With respect to any Liquefaction Unit after the First In-Service Date has been achieved , in the event Customer has elected under Section 5.04(e) above not to incur the necessary capital costs to meet the Final In-Service Deadline Date or the primary cause for such inability to meet the Final In-Service Deadline Date is because of the failure, flaw or defect by the Liquefaction Unit manufacturer or its vendor to meet the design specifications set forth in the Basis for Design, then the costs associated

EXHIBIT 10.2
EXECUTION VERSION

with the individual Liquefaction Unit for which the Final In-Service Deadline Date has not been achieved shall remain in the gross plant in the reservation fees set forth in Exhibit D hereto less any applicable refunds or reimbursements or insurance proceeds received by ELC.
Section 5.06    Modification of Performance Standards. If the Performance Standards with respect to one or more Liquefaction Units are modified pursuant to Section 5.01(f), Section 5.04(e), or Section 5.05, the Parties shall document such modification by amending the applicable provisions of Exhibit B and Exhibit C with respect to the applicable Liquefaction Unit(s).
ARTICLE VI
GAS AND LNG DELIVERY OBLIGATIONS

Section 6.01    Customer’s Obligation to Deliver Gas; ELC’s Obligation to Receive Gas.
(a)    Customer, or its authorized agent as set forth in Section 8.03, shall be entitled to deliver to ELC Gas on each Gas Day up to the LDQ at the Twin 30s Interconnection. Customer shall nominate the quantities of Gas received by ELC pursuant to Article XII. The volumes of Gas nominated by Customer for receipt by ELC may be subject to variation each Gas Day as requested by Customer and confirmed by ELC consistent with Customer’s LDQ as set forth in Exhibit C.
(b)    Upon nomination as set forth in Article XII, Customer may deliver to ELC any quantity of Gas in any Gas Day consistent with the limitations set forth in Exhibit C, provided that, (i) such quantity is confirmed by the upstream interstate pipeline; (ii) the total quantity of Gas delivered to ELC does not exceed the LDQ for such Gas Day; provided that such LDQ may be adjusted to take into account any measured Boil Off Gas recycled from SLNG to ELC for the account of Customer; (iii) any increases or decreases in the volume nominated for the next Gas Day does not exceed the design capability of the ELC Liquefaction Facilities (including the storage capacity of the Condensate storage tanks) or cause risk or damage to the SLNG facilities downstream of the SLNG Delivery Point; and (iv) any decrease in the volume of Gas nominated for such Gas Day below the amount of Gas delivered for the previous Gas Day may not cause the occurrence of a Unit Reduction that would be in excess of the Unit Reduction Threshold. Customer shall have the option on any Gas Day to nominate overrun quantities provided that ELC confirms that the Liquefaction Facilities have the ability to receive, liquefy and deliver the additional volumes of Gas being nominated as overrun on such Gas Day.
(c)    ELC shall confirm each nomination made by the Customer for receipt by ELC in accordance with Article XII.
(d)    Receipts of Gas from Customer as provided in this Section 6.01 shall be up to Customer’s LDQ, subject to the requirements set forth in this Section 6.01, and shall not be subject to interruption or prior claim unless and only to the extent (i) of any event of Force Majeure that should cause ELC to limit receipts of Gas on any Gas Day or nomination cycle as more particularly set forth in Article XVI; or (ii) unscheduled maintenance and repairs at the ELC Liquefaction Facilities that affect the performance of the Liquefaction Units. In such event, ELC shall only limit receipts of Gas that are affected by the event or Force Majeure or unscheduled maintenance and repairs for only so long as such event or condition has an effect on the Liquefaction Services hereunder.
Section 6.02    ELC’s Obligation to Deliver LNG; Customer’s Obligation to Receive LNG.

EXHIBIT 10.2
EXECUTION VERSION

(a)    For all Gas received by ELC at the Twin 30s Interconnection, ELC shall liquefy such Gas through the ELC Liquefaction Facilities and shall deliver a volume of LNG and any vapor generated during the production of Condensate, net of Retainage and Condensate, to Customer’s account with SLNG at the SLNG Delivery Point. Such LNG shall be delivered at the SLNG Delivery Point by ELC and such deliveries shall automatically increase Customer’s LNG Balance by the amount delivered to Customer’s Service Agreements in the following order: SNALNG-25 (LNG-3), SNALNG-11 (LNG-1), or other contracts Customer may enter into under Rate Schedule LNG-2, unless otherwise specified by Customer by giving ELC prior written notice of such change in priority. All LNG delivered and measured by ELC at the SLNG Delivery Point shall be deemed to be delivered to Customer in the form of LNG . Customer may have LNG delivered to another SLNG FTS or ITS contract account not provided herein by giving ELC prior written notice of the applicable volumes to be delivered into the designated account. If the contract holder is a party other than Customer, ELC shall require confirmation in writing of such third party’s consent and warranty that (i) such third party has a valid FTS or ITS Service Agreement with SLNG and is eligible to receive quantities of LNG for storage under the terms of SLNG’s FERC Gas Tariff; (ii) it is agreeable that such quantities may be delivered to it by ELC at the SLNG Delivery Point for storage; (iii) it has title or will have title to the LNG upon delivery; and, (iv) proof of such title, if requested by ELC. In any case, the deliveries to any specific SLNG account may not result in a LNG Balance which exceeds the existing maximum storage quantity of the SLNG FTS or ITS Service Agreement to which LNG volumes are being delivered at the Elba Island Terminal.
(b)    ELC shall not be obligated to deliver LNG at the SLNG Delivery Point unless equivalent quantities of Gas have been nominated for receipt by ELC at the Twin 30s Interconnection or from the Boil Off gas delivered by Customer as provided in Section 6.02(d). The volume of LNG available for delivery by ELC shall be subject to adjustment each Gas Day based on the scheduled volumes physically received from Customer for receipt by ELC at the Twin 30s Interconnection or from the Boil Off gas delivered by Customer as provided in Section 6.02(d) and based on fuel used and unaccounted for as otherwise provided in Exhibit D.
(c)    Deliveries of LNG under the Liquefaction Services provided by ELC hereunder shall be subject to the requirements set forth in Section 6.02(a) and Section 6.02(b), and shall not be subject to interruption or prior claim unless and only to the extent (i) of any event of Force Majeure on ELC or an event of Force Majeure on the Interstate Pipelines that should cause ELC to limit deliveries of Gas on any Gas Day as more particularly set forth in Article XVI or (ii) unscheduled maintenance and repairs at the ELC Liquefaction Facilities that affect the performance of the Liquefaction Units. In such event, ELC shall only limit deliveries of LNG that are affected by the event of Force Majeure for only so long as such event or condition has an effect on the Liquefaction Services hereunder.
(d)    Customer shall have the right to elect to cycle the Boil Off Gas allocated to it under its SLNG Service Agreement generated from the Elba Island Terminal into the ELC Liquefaction Facilities for Liquefaction Services by ELC under the terms of this Agreement; provided, however that ELC’s obligation to receive from Customer its LDQ on any Gas Day from the Twin 30s Interconnection shall be reduced by the amount of Customer’s share of Boil Off Gas being delivered to ELC for Liquefaction Services during such Gas Day.
(e)    By no later than each January 1 during the Term, ELC shall provide to Customer in writing a projected maintenance schedule for the twelve (12) month period commencing on such January 1, including the expected impact (in duration and amount) on the provision of Liquefaction

EXHIBIT 10.2
EXECUTION VERSION

Services. ELC shall use commercially reasonable efforts to coordinate such maintenance schedule with the maintenance schedules of SLNG and EEC to minimize the impact to Customer of such maintenance.
Section 6.03    Allocation of Gas and LNG; Imbalances.
(a)    Receipt Point. On a Gas Day basis, ELC shall allocate the quantities of Gas received at the Twin 30s Interconnection on Customer’s behalf to the account of Customer based on the quantities of Gas scheduled by ELC. Any Gas Day variance between scheduled nominations and actual volumes measured at the Twin 30s Interconnection shall be allocated to the OBA and any such imbalance at the end of the month shall be resolved by the parties to the OBA, unless Customer makes up the imbalance during the month.
(b)    Delivery Point. On a Gas Day basis, ELC shall allocate the quantities of LNG delivered at the SLNG Delivery Point on Customer’s behalf to the SLNG storage account designated by Customer based on the quantities of LNG measured at the liquid measurement facilities located at the SLNG Delivery Point. Such deliveries shall be deemed to be an increase to the LNG Balance under the SLNG Service Agreement designated by Customer less any LNG that is boiled off and allocated to Customer by ELC or SLNG as a result of deliveries by SLNG into the tanks at the Elba Island Terminal. In order to effectuate deliveries of LNG hereunder, Customer must have an executed FTS Agreement in place with SLNG which allows SLNG to receive and store the LNG.
ARTICLE VII
TAXES

Section 7.01    Responsibility.
(a)    Each Party shall be responsible for payment of all Taxes imposed on such Party due to its activities hereunder. Any Party entitled to an exemption from any Taxes shall furnish to the other Party any necessary documentation thereof. Customer shall indemnify, defend and protect the ELC Indemnitee Group and hold the ELC Indemnitee Group harmless from and against any claims for Taxes imposed upon any ELC Indemnitee Group Member for which Customer is responsible hereunder. ELC shall indemnify, defend and protect the Customer Indemnitee Group and hold each Customer Indemnitee Group Member harmless from and against any claims for Taxes imposed upon any Customer Indemnitee Group Member for which ELC is responsible hereunder.
(b)    Each Party shall use Reasonable Efforts to take actions or measures requested by the other Party in order to minimize Taxes for which the other Party is liable under this Article VII, including providing applicable sales and use tax resale or exemption certificates; provided that the other Party shall pay such Party’s reasonable costs and expenses in relation thereto. If ELC is required to collect Tax on a transaction governed by this Agreement, ELC shall invoice such Tax as a separate line item on the invoice. ELC shall not collect any such Tax for which Customer furnishes to ELC, in a timely manner, a valid and properly completed exemption certificate or valid license for which Customer may claim an available exemption from Tax. In the event that a refund opportunity arises with respect to any Tax paid by Customer as a result of the transactions governed by the Agreement, both Parties shall reasonably work together to pursue such refund and the refund shall be paid to the party that incurred the tax burden.
(c)    If a Party has made an indemnification payment to the other Party pursuant to this Article VII with respect to any amount owed or paid by the indemnified Party and the indemnified

EXHIBIT 10.2
EXECUTION VERSION

Party thereafter receives a refund or credit of any such amount, the indemnified Party shall pay to the indemnifying Party the amount of such refund or credit promptly following the receipt thereof. The indemnified Party shall provide such assistance as the indemnifying Party may reasonably request to obtain such a refund or credit.
Section 7.02    Withholding Taxes. If ELC or Customer (in either case, the “Payor” for purposes of this Section 7.02) is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then:
(a)    the Payor shall make such deductions and withholdings;
(b)    the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws;
(c)    the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and
(d)    the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required tax deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 7.02(d)), the other Party receives an amount equal to the sum it would have received had no such tax deductions or withholdings of Taxes been made. The provisions of this Section 7.02(d) shall not apply when the tax deductions and withholdings of Taxes are recoverable by ELC or any other party as tax credits, tax deductions or any other form.
ARTICLE VIII
RIGHTS AND OBLIGATIONS OF THE PARTIES

Section 8.01    Operating Standards. ELC has the requisite skills, personnel and experience required to pursue the development of the ELC Liquefaction Facilities and has, or shall procure, the requisite skills, personnel and experience required to design, permit, engineer, construct, complete, commission and start-up the ELC Liquefaction Facilities in compliance with all Applicable Laws. ELC shall manage and operate, or cause the management and operation of, the ELC Liquefaction Facilities and perform the Liquefaction Services and all other duties hereunder in compliance with all Applicable Laws, acting as a Reasonable and Prudent Operator consistent with the Performance Standards. Receipts under this Liquefaction Service shall occur at the prevailing pressures on the Twin 30’s from time to time. Deliveries under this Liquefaction Service shall be made by ELC at the prevailing conditions at the SLNG Elba Island Terminal from time to time.
Section 8.02    Hourly Natural Gas Flow. Customer may request to deliver, and ELC shall use reasonable efforts to receive, Gas in excess of an hourly rate equal to one twenty-fourth (1/24) of Customer’s Confirmed Nomination for Gas consistent with current operating conditions and any Gas flow rate restrictions imposed by the EEC Turnaround Project from time to time. If ELC determines in its reasonable judgment that Customer’s deliveries of Gas in excess of the hourly rate equal to one twenty-fourth (1/24) of Customer’s Confirmed Nomination for Gas threaten the integrity of the ELC Liquefaction Facilities, ELC shall, if reasonably practicable, give Customer notice prior to the beginning of the next nomination cycle to reduce its deliveries of Gas at the Twin 30s Interconnection to an hourly rate not greater than one twenty-fourth (1/24) of Customer’s Confirmed Nomination for Gas. In the absence of a request by Customer for an excess hourly rate, Customer shall deliver, and ELC shall receive, Gas at an hourly rate equal to one twenty-fourth (1/24) of Customer’s Confirmed Nomination for Gas.

EXHIBIT 10.2
EXECUTION VERSION

Section 8.03    Use of Agent. Customer may elect for a third party or Affiliate to act as agent for Customer in performing any acts required under this Agreement; provided, however, in order for ELC to accept such Affiliate or third party as Customer’s agent, Customer shall provide ELC with prior written notice specifically affirming and acknowledging in writing its appointment of such Affiliate or third party as agent. Prior to ELC accepting such agency, the written notice shall be required to (a) grant to ELC specific authorization to rely on the acts of the Affiliate or third party on behalf of Customer to carry out the terms of this Agreement, (b) state specifically the scope and term of the agency relationship between Customer and the Affiliate or third party, (c) specify the authority given to the Affiliate or third party to perform acts on Customer’s behalf, and (d) indemnify and hold harmless ELC for any loss or damage occasioned by the agent’s actions or ELC’s reliance thereon. Such agency relationship shall become effective as of the later of the date specified by Customer in the notice or accepted by ELC, and shall continue until the earlier of the date specified by Customer in the notice, or otherwise rescinded by Customer’s written notice to ELC of such rescission.
Section 8.04    Agreement for Performance Standards and Commissioning and Start-Up Procedures. Customer and ELC agree that the specifications and ranges of operation of the Liquefaction Units to be set forth in the Performance Standards in Exhibit B and to be described as LDQ in Exhibit C, the measurement and testing provisions in Exhibit G, as well as the Commissioning and Start-up Procedures to be set forth in Exhibit H have not been completed because further engineering and development regarding the ELC Liquefaction Facilities is necessary before such Performance Standards and LDQ definition and Commissioning and Start-up Procedures can be developed and finalized. Accordingly, the Parties agree in good faith with diligence to agree upon the Performance Standards, measurement and testing provisions, Commissioning and Start-Up Procedures and LDQ, as the parameters of such are defined and determined according to the manufacturer’s recommendations, sound engineering data, the Reasonable and Prudent Operator standard herein, and the description set forth in Section 9.01 on or before the FERC Application is ready to be submitted to FERC. The Parties will show their agreement and affirmation of such standards by executing the Adoption and Ratification Certification attached as Exhibit I to this Agreement which will adopt and ratify the terms of Exhibits B, C, G and H. At such time the Adoption and Ratification Certification is signed by both Parties, then the terms of such Exhibits B, C, G and I shall be incorporated fully herein. If the Parties cannot agree on the Performance Standards, LDQ, measurement and testing provisions and Commissioning and Start-Up Procedures by the time the FERC Application is ready to be submitted to FERC, then ELC shall not be required to file the FERC Application with FERC until an agreement can be reached and the terms of the certificate in Exhibit I is executed by both Parties. If the Parties cannot agree upon the terms of Exhibits B, C, G or H within the parameters described above on or before sixty (60) days after ELC gives Customer notice in writing that the FERC Application is ready to be submitted to FERC, then either Party may terminate this Agreement, provided, however, if either Party terminates this Agreement pursuant to this Section 8.04, then Customer shall be obligated to pay to ELC the Development Costs as set forth in Section 3.04.
Section 8.05    Annual Forecasts. In the event that Customer anticipates utilizing less than 100% of the available capacity of the ELC Liquefaction Facilities with respect to any calendar year, Customer shall deliver notice thereof to ELC, along with an indicative and non-binding forecast of its planned usage of the ELC Liquefaction Facilities, its proposed Gas deliveries, and LNG production profile with respect to such calendar year.
ARTICLE IX
LIQUEFACTION FACILITIES

Section 9.01    ELC Liquefaction Facilities.

EXHIBIT 10.2
EXECUTION VERSION

(a)    Commencing on the First In-Service Date and through the end of the Term, the ELC Liquefaction Facilities shall consist of the facilities described below, all as more fully described in Exhibit A:
(i)    LNG Liquefaction Units with capacity based on new and clean design liquefaction capabilities of *** to the tanks as more specifically defined in Exhibit B (“Base Liquefaction Capacity”);
(ii)    One or more pipeline interconnections between the Twin 30s Interconnection and the ELC Liquefaction Facilities capable of receiving an aggregate amount of Gas between 30,000 MMBtu and 500,000 MMBtu per Gas Day;
(iii)    Gas treatment facilities to remove impurities, including carbon dioxide, sulfur compounds, moisture and mercury;
(iv)    Facilities to remove liquid hydrocarbons from Gas and related liquid hydrocarbon storage facilities, including tank(s) with an aggregate capacity as described in Exhibit B and facilities and equipment to transfer liquid hydrocarbons from the ELC Liquefaction Facilities to tanker trucks;
(v)    Refrigerant storage facilities;
(vi)    Interconnection facilities with the capacity to deliver LNG from the ELC Liquefaction Facilities to the Elba Island Terminal at a rate of between 30,000 MMBtu and 400,000 MMBtu per Gas Day;
(vii)    Return lines to deliver Boil-Off Gas from the Elba Island Terminal to the Liquefaction Units;
(viii)    Metering equipment to measure the energy balance consistent with the measurement and testing provisions of Exhibit G;
(ix)    Equipment associated with providing power supply to the ELC Liquefaction Facilities; and
(x)    All other ancillary equipment necessary to provide Liquefaction Services at the ELC Liquefaction Facilities in accordance with the terms and conditions of this Agreement.
(b)    The ELC Liquefaction Facilities shall be constructed to be compatible with the EEC Turnaround Project and the Elba Island Terminal.
Section 9.02    Customer Inspection Right. Upon the reasonable request of Customer, ELC shall allow a reasonable number of Customer’s employees or Authorized Representatives access to the ELC Liquefaction Facilities site. Such Persons shall be able to inspect the overall status and development of the ELC Liquefaction Facilities during construction thereof. From and after the First In-Service Date, upon the reasonable request of Customer, ELC shall allow a reasonable number of Customer’s employees or Authorized Representatives access to the ELC Liquefaction Facilities site on a reasonably periodic basis. The inspection rights granted to Customer under this Section 9.02, shall be subject to confidentiality obligations burdening ELC and SLNG and subject to all restrictions generally applicable to third parties at

EXHIBIT 10.2
EXECUTION VERSION

the Elba Island Terminal. While on the site, Customer’s employees or Authorized Representatives shall comply with all policies and procedures of ELC, including those related to health, safety, security and environmental standards. Customer shall indemnify, defend, protect and hold harmless the ELC Indemnitee Group from and against any and all Losses arising out of or in connection with the presence of Customer’s employees or Authorized Representatives at the ELC Liquefaction Facilities site, unless such loss results from or arises out of the negligence of any indemnified party.
Section 9.03    Modifications to ELC Liquefaction Facilities.
(a)    Modifications in General. ELC shall have the right, but not the obligation, to modify the ELC Liquefaction Facilities from time to time; provided, that, unless required by a change in Applicable Law or Standard, such modifications will not otherwise conflict with or relieve ELC of its obligations under this Agreement. Any interruptions in Liquefaction Services associated with any such modifications to the ELC Liquefaction Facilities will be calculated as specified in Section 14.03.
(b)    Service Interruptions. Service Failure Credits for any interruption in Liquefaction Services due to a modification to the ELC Liquefaction Facilities will be calculated as specified in Section 14.03.
Section 9.04    Customer Election for Capital Maintenance Expenditures. In the event ELC determines that it must incur over *** in any given Contract Year for capital expenditures or maintenance expense on one Liquefaction Unit or over *** in any given Contract Year for capital maintenance expenditures on more than one Liquefaction Unit, then ELC shall notify Customer of the requirements for such capital maintenance expenditures. Unless such expenses are necessary to comply with health, safety or environmental policies of ELC or are required to comply with Laws or a directive by a Governmental Authority, Customer shall have a period of sixty (60) days from receipt of such notice to deliver written notice to ELC of its election to either (a) accept such increased expense, (b) direct ELC to take the applicable Liquefaction Unit(s) out of service or (c) amend the Performance Standards applicable to the applicable Liquefaction Unit(s) in lieu of ELC making such capital expenditures, and ELC shall promptly comply with Customer’s election. If Customer accepts such increased expense pursuant to clause (a) above, Customer may elect to either (i) pay such costs to ELC in one lump sum (as well as a gross-up payment equal to the federal and state income tax actually incurred associated with receipt of such lump sum payment) or (ii) include such costs in the calculation of monthly fees pursuant to Exhibit D. If the Parties are unable to agree on (a) or (b) above but still cannot resolve the amendment of the Performance Standards pursuant to clause (c) above after the sixty (60) day period, any such dispute associated with such amendment shall be resolved by reference to an expert pursuant to Section 23.03. Any reduction in service associated with an election by Customer pursuant to this Section 9.04 will not be subject to Service Failure Credits and the capital associated with such unit shall continue to be included in the gross plant in the reservation fees set forth in Exhibit D hereto.
ARTICLE X
QUALITY AND CONDITION OF GAS AND LNG

Section 10.01    Gas Specifications. All Gas delivered by Customer under this Agreement shall meet the Gas Specifications.
Section 10.02    LNG Specifications. All LNG delivered by ELC under this Agreement shall comply with the then-current pressure specifications and quality standards set forth in the SLNG FERC Gas Tariff,

EXHIBIT 10.2
EXECUTION VERSION

as the same may be modified from time to time (the “LNG Specifications”). If the LNG Specifications are modified at any time during the Term of this Agreement, Customer shall give notice thereof to ELC.
Section 10.03    Condensate Specifications. Exhibit F sets forth the specifications and quality standards for Stabilized Condensate (the “Stabilized Condensate Specifications”).
Section 10.04    Modifications to Specifications. If any modifications to the ELC Liquefaction Facilities become necessary due to a modification of the Gas Specifications, the LNG Specifications or the Stabilized Condensate Specifications (a) because of a FERC Order or mandate of general or specific applicability to ELC or change in the Applicable Law or (b) are requested by Customer or an Affiliate, ELC agrees to promptly implement such modifications at Customer’s sole cost and expense to accommodate such modifications.
Section 10.05    Non-Compliance with Specifications.
(a)    Non-Compliance with Gas Specifications. Should any Gas for receipt by ELC fail at any time to conform to any of the Gas Specifications, ELC shall give prompt notice thereof to Customer and ELC may, at its option, suspend all or a portion of the receipt of any such Gas and/or delivery of LNG. ELC shall be relieved of any of its obligations for the duration of such suspension; provided, however, Customer shall not be relieved of any of its responsibilities hereto, including its obligation to make payment to ELC under Article XV. In addition, such suspension under this provision shall not be deemed or counted as a Service Interruption and shall not be subject to the provisions of Section 14.03(a) and Section 22.01(d).
(b)    Non-Compliance with LNG Specifications. Should any LNG for delivery by ELC fail at any time to conform to any of the LNG Specifications such that SLNG refuses to receive such deliveries of LNG from ELC, Customer shall give prompt notice thereof to ELC. Such failure shall be deemed a Service Interruption and shall be subject to the provisions of Section 14.03 and Section 22.01(d).
(c)    No Waiver. No waiver by ELC of any default by Customer in any of the Gas Specifications and no waiver by Customer of any default by ELC in any of the LNG Specifications shall operate as a continuing waiver of such specification or as a waiver of any subsequent default whether of a like or different character.
ARTICLE XI
CONDENSATE

Section 11.01    Delivery and Storage of Condensate. ELC shall deliver all Condensate produced by the ELC Liquefaction Facilities to the Condensate storage tank(s).
Section 11.02    Removal of Condensate. ELC shall provide Customer via e-mail with reasonable advance notice (but in no event less than fourteen (14) Days advance notice) before the Condensate storage tanks at the ELC Liquefaction Facilities become filled to allow Customer a reasonable period to arrange for the removal of such Condensate. Customer shall be obligated to timely remove or arrange for the timely removal of the Stabilized Condensate and shall recycle or cause to be recycled or timely remove or arrange for the timely removal of the Unstabilized Condensate upon prior notice to ELC on a routine and regular basis from the ELC Liquefaction Facilities so as to prevent the liquids handling and storage facilities connected to the ELC Liquefaction Facilities from being overfilled. ELC shall act as a Reasonable and Prudent Operator to minimize the quantities of Unstabilized Condensate that are produced at the ELC

EXHIBIT 10.2
EXECUTION VERSION

Liquefaction Facilities. If ELC acts in a manner inconsistent with its obligations in the immediately preceding sentence and as a result thereof Unstabilized Condensate is produced at the ELC Liquefaction Facilities in excess of the amounts that would have been produced had ELC acted as a Reasonable and Prudent Operator, ELC shall reimburse Customer for the actual incremental costs incurred by Customer for removing such incremental amount of Unstabilized Condensate in excess of the removal costs that would be incurred by Customer if such incremental amount of Unstabilized Condensate were to meet the Stabilized Condensate Specifications. Customer shall comply with Applicable Laws to take and properly dispose of or recycle the Condensate promptly at Customer’s sole cost and expense without cost to ELC, except as provided in this Section 11.02.
Section 11.03    Remedies. In the event Customer fails to take and dispose of Condensate in accordance with Section 11.02, ELC may, upon prior notice to Customer, in order to avoid suspending service or discontinuing its operations because of Customer’s failure to pick up such Condensate, dispose of such Condensate in any manner that ELC sees fit, provided, however, ELC shall credit Customer with any proceeds its receives from the sale and disposal of such Condensate, assuming a deduction from such proceeds of all charges, taxes, expenses and overhead incurred by ELC for such disposal and/or transportation of such Condensate.
Section 11.04    Title. As between Customer and ELC, Customer shall at all times retain title to all Condensate produced by the ELC Liquefaction Facilities.
ARTICLE XII
SCHEDULING

Section 12.01    Nomination Procedures.
(a)    Nominations. Customer, or its agent designated as provided in Section 8.03, shall nominate Gas for all volumes required for deliveries of LNG under this Agreement by notifying ELC, pursuant to the provisions of this Article XII, of the daily quantity of Gas, expressed in Dth, that it has available for delivery to ELC. ELC shall not be obligated to accept quantities of Gas in excess of the LDQ at the Twin 30s Interconnection in accordance with Exhibit C hereto; provided, however, Customer shall be entitled to nominate at the Twin 30s Interconnection a quantity of Gas sufficient to cover the Retainage amount provided for in Section 14.02, and Customer shall be entitled to nominate overrun volumes subject to confirmation from ELC in its sole reasonable judgment that the ELC Liquefaction Facilities have the ability to handle such additional overrun volumes on any Gas Day. In the event Customer elects to cycle any Boil Off Gas delivered from SLNG to ELC for the account of Customer, Customer’s LDQ, and ELC’s obligation with respect to such LDQ, will be reduced by the amount of Boil Off Gas to be cycled on that Gas Day. Solely for the purposes of determining nominations pursuant to this Section 12.01(a), Customer’s LDQ shall be adjusted for changes in the thermal content (“Btu Factor”) of the pipeline Gas received by ELC. ELC shall utilize and rely on the Btu Factor provided by the Elba Express Pipeline on its electronic bulletin board.
(b)    Nomination Term. Customer shall specify the first date that the nomination is to be effective and the last date that the nomination is to be effective. Customer may nominate for several Gas Days, Months, or years provided the beginning and ending dates of such nomination are within the Term of this Agreement. All nominations shall have roll-over options. Unless Customer wishes to change its nomination, Customer shall not be required to resubmit its nomination during the

EXHIBIT 10.2
EXECUTION VERSION

beginning and ending dates of such nomination. With respect to the various deadlines set forth in this Article XII, the Party receiving the information has the right to waive the deadline at its option.
(c)    Method of Submitting Nominations. Customer must submit its nomination through SoNet or such other Kinder Morgan, Inc. website designated by ELC.
(d)    Deadlines. The following nomination deadlines shall apply to nominations, confirmations and scheduling under this Article XII. There will be two nomination cycles for which ELC will receive a nomination: timely and evening. For the timely nomination cycle, scheduled quantities shall be effective at 9:00 a.m. the next Gas Day. For the evening nomination cycle, scheduled quantities shall be effective at 9:00 a.m. the next Gas Day.

Timely	Evening
11:30 a.m.	6:00 p.m.	Nominations must leave Customer
11:45 a.m.	6:15 p.m.	Nominations must be received by ELC
12:00 p.m.	6:30 p.m.	ELC must issue quick response
3:30 p.m.	9:00 p.m.	ELC must confirm nomination with upstream operator
4:30 p.m.	10:00 p.m.	Receipt of scheduled quantities by ELC and point operators

(e)    Late Nominations. Nominations for the next Gas Day submitted after the nomination deadline (as may be extended by ELC) may be confirmed by ELC if it can operationally provide for any increases or decreases in nominations by the next Gas Day.
(f)    Interruption of Service. ELC shall have the right to refuse nominations of receipts of Gas from Customer or interrupt service to ELC in the event ELC reasonably believes its facilities cannot liquefy the volume of Gas being nominated or that such volume of Gas being or to be delivered would cause upsets in ELC’s operations, produce byproducts that the ELC Liquefaction Facilities cannot handle or dispose of, or cause risk or damage to the ELC Liquefaction Facilities. ELC shall notify Customer of any interruption in service prior to such interruption being effective. In the event Customer’s nominations go to zero (0) for more than one Gas Day, it is understood by Customer that ELC will need at least 24 hours to place the ELC Liquefaction Facilities back in service and recommence service. Such down time that results from Customer’s election to not deliver gas to ELC for over one Gas Day shall not be considered a Service Interruption under the terms of Section 14.03.
(g)    Confirmation of Nominations. Customer shall indicate in its nomination to ELC from which Interstate Pipeline the gas is being delivered at the Twin 30’s Interconnection. Except as otherwise subject to limitation as provided in Section 14.01(f), Customer may deliver to ELC any quantity of gas from any Interstate Pipeline or combination thereof provided that, (i) the quantity of gas on any day from each of the Interstate Pipelines does not exceed the capacity of the respective

EXHIBIT 10.2
EXECUTION VERSION

Interstate Pipeline in the Twin 30’s, unless any excess is confirmed by the operator of the Twin 30 Pipelines as being operationally feasible; and (ii) such quantity is confirmed by the upstream Interstate Pipeline.
(h)    Scheduling. After receiving notice of the next-Gas Day nominations requested by Customer under this Agreement, ELC shall advise Customer of the quantities of LNG for current service it will schedule at the SLNG Delivery Point under this Agreement by 4:30 p.m. for the timely nomination cycle and by 10:00 p.m. for the evening cycle on the Gas Day prior to the Gas Day for which Customer has made its nominations. At the end of each Gas Day, ELC shall provide to Customer the final quantities for the just completed Gas Day.
(i)    Make Up. Customer shall have the right to nominate gas volumes to be scheduled as make-up of any imbalances between scheduled volumes and measured volumes of gas at the Twin 30’s Interconnection for any imbalance occurring during the month in which the make-up nomination is made. Customer shall designate the amount of volumes it elects to be designated as make-up volumes and Company may schedule such volumes if its Liquefaction Facilities can handle the make-up volumes in addition to Customer’s volumes nominated for the day as provided in this Section 12.01. Regularly scheduled volumes for a gas day shall have a priority over any make-up volumes scheduled.
ARTICLE XIII
MEASUREMENT AND TESTING

Section 13.01    Measurement and Testing. Measurement and testing of the quantity of Gas and LNG shall be as provided in Exhibit G.
Section 13.02    Preservation of Records. Each Party shall preserve for a period of at least three (3) years all test data, charts, and other similar records relating to the equipment referred to in Exhibit G.
Section 13.03    Disputes. Any dispute arising under this Article XIII shall be submitted to an expert pursuant to Section 23.03.
ARTICLE XIV
FEES

Section 14.01    Fees.
(a)    Customer shall pay ELC for Liquefaction Services rendered under this Agreement those fees and charges set forth in Exhibit D, which is attached hereto and made a part hereof.
(b)    ELC may retain an amount of Gas equal to the Retainage to compensate for ELC’s use of such Gas for fuel in operations and other Gas lost and unaccounted for in providing Liquefaction Services. ELC shall adjust Customer’s delivered volumes of LNG to accommodate such fuel usage as set forth in Exhibit D hereto.
(c)    ELC shall submit to Customer invoices for payment and Customer shall pay such invoices pursuant to the terms and conditions set forth in Article XV.
(d)    For any Unit Reduction that exceeds the Unit Reduction Threshold, Customer shall be obligated to reimburse ELC for any direct or incidental costs associated with restarting the

EXHIBIT 10.2
EXECUTION VERSION

Liquefaction Unit or Units to which the Unit Reduction has occurred, including all necessary labor and materials required to implement the start-up process successfully.
Section 14.02    Retainage. ELC shall be entitled to Gas consumed by the ELC Liquefaction Facilities in providing Liquefaction Services in an amount calculated in accordance with Exhibit D and Gas lost or unaccounted for in ELC’s operation of the ELC Liquefaction Facilities (but which shall not include Gas losses incurred by ELC that would not have been used, lost or be unaccounted for but for its failure to act as a Reasonable and Prudent Operator); provided, however, in the event that ELC operates the ELC Liquefaction Facilities and performs the Liquefaction Services consistent with the retainage guidelines set forth in the Performance Standards, it shall be presumed that ELC is acting as a Reasonable and Prudent Operator (“Retainage”).
(a)    Estimated Retainage. For the purpose of nominating Gas, starting on the First In-Service Date, ELC shall provide the estimated Retainage percentage (“Estimated Retainage”) to Customer at least ten (10) Business Days prior to the beginning of each Month.
(b)    Audit Right. Customer shall have the right, at Customer’s sole expense, within twelve (12) Months after the applicable billing Month to be audited, to audit the books and records of ELC to verify that (i) Gas consumed by the ELC Liquefaction Facilities in providing Liquefaction Services does not exceed the amount calculated in accordance with Exhibit D and (ii) any Gas lost or unaccounted for in ELC’s operation of the ELC Liquefaction Facilities would not have been used, lost or be unaccounted for but for ELC’s failure to act as a Reasonable and Prudent Operator. Any disputes with respect to any excess Gas consumption or excess lost or unaccounted for Gas may be referred to expert determination pursuant to Section 23.03.
Section 14.03    Service Failure Credits.
(a)    Service Interruption. To the extent not otherwise excused herein, if ELC fails to provide Liquefaction Services to Customer that results in the failure of ELC to liquefy all or a portion of the Gas nominated by Customer and confirmed by the Interstate Pipeline up to Customer’s Liquefaction Demand Quantity (“Shortfall”) (each such instance, a “Service Interruption”), Customer shall use Reasonable Efforts to utilize available capacity, if any, at the ELC Liquefaction Facilities and to deliver gas to ELC to make up the Shortfall pursuant to Section 12.01(a) within ten (10) Gas Days of such failure. If, during such ten (10) Gas Day period Customer is unable to procure gas for delivery to ELC using commercially reasonable effort or to deliver gas to ELC due to acts or omissions by ELC, then Customer shall receive a credit (a “Service Failure Credit”) equal to the Credit Amount, which shall be equal to a daily unit rate based on the monthly Reservation Fee set forth in Exhibit D multiplied by the Shortfall times two (2).
(b)    Other Interruptions. Any interruption in service that is the result of a Liquefaction Unit or Units that are operating within the operating parameters or ranges set forth in the Performance Standards shall not be considered to be a Service Interruption and any interruption that is not a Service Interruption shall not be eligible for a Service Failure Credit. Any interruptions due to an event of Force Majeure as set forth in Section 16.01 below shall not be eligible for a Service Failure Credit. ELC’s inability to serve late nominations, overrun nominations, make up nominations or nominations that have not been confirmed by the Interstate Pipeline, all as more particularly described in Section 12.01, shall not be considered to be a Service Interruption. Interruptions that are the result of Customer’s inaction or inability to remove or recycle the Condensate from the ELC Liquefaction Facilities pursuant to Section 11.02, shall not be considered to be a Service Interruption. Further,

EXHIBIT 10.2
EXECUTION VERSION

(i) any interruption in service with respect to a Liquefaction Unit that occurs prior to the Liquefaction Threshold Date; or (ii) any interruption in service with respect to a Liquefaction Unit that occurs during the 365 Day period after such Liquefaction Unit is placed in-service that is found by reasonable evidence to be the result of a manufacturer’s mistake or error, design flaw, or error in the technical specifications relating to the Liquefaction Unit or Units sold to ELC under the MMLS Purchase Agreement or (iii) any interruption in service with respect to a Liquefaction Unit caused by ELC’s operations following Shell Global Solutions (US), Inc.’s written advice rendered as advisory services under the OSA shall be exempt from being a Service Interruption.
(c)    Exclusive Remedy. The Service Failure Credits set forth in Section 14.03(a) shall be the exclusive remedy of Customer with respect to a Service Interruption.
ARTICLE XV
INVOICING AND PAYMENT

Section 15.01    Billing. On or before the ninth (9th) Business Day of each calendar month, ELC shall deliver to Customer by electronic transmission an invoice for the Reservation Charges for Liquefaction Services provided in the preceding month and the amount due for any other fees rendered in the preceding month, which shall include any necessary adjustments, to the Reservation Charges or fees. Such invoices shall be delivered to the site designated by ELC on SoNet or delivered to Customer by the U.S. Postal Service, a nationally reputable courier service, or electronically through e-mail. ELC shall provide to Customer notice electronically when Customer’s invoice is available on SoNet. The invoice will be deemed delivered once ELC sends such notice of invoice availability. Prior to delivering an invoice to Customer, ELC shall offset the invoice by all amounts owed by ELC to the Customer for the applicable month; provided, however, that this offset shall not affect disputed amounts.
Section 15.02    Payment. An invoice shall be deemed to be received by Customer three (3) Business Days following the date of the postmark or on the date of the timestamp or electronic delivery of the notice delivered by ELC. Customer shall make payment to ELC for the Reservation Charge levied and for the services performed or charges levied hereunder by electronic bank transfer (i.e. wire transfer, ACH transfer or other mutually acceptable transfer method), at such address as ELC may hereafter designate, no later than ten (10) Days after the Customer’s receipt thereof. All payments made by Customer shall include ELC’s invoice number(s) for purposes of matching the payment to the invoice.
Section 15.03    Invoice Disputes and Interest on Unpaid Amounts. If Customer disputes, in good faith, the amount of any invoice from ELC, it shall provide a description and supporting documentation of its position and timely submit payment of the amount it states is due to ELC along with remittance detail. In the event Customer pays such invoice through a wire transfer of funds, then Customer shall provide ELC with the remittance detail in writing within two (2) Business Days of payment. ELC shall apply such payment in accordance with Customer’s documentation. Customer agrees that ELC’s acceptance of a partial payment does not waive ELC’s right to full payment after resolution of the disputed invoice in the future.
Section 15.04    Late Payments. Should Customer fail to pay any undisputed amount when due, interest on the unpaid undisputed amount shall accrue at the Default Rate from the date payment was due until payment is made. If any such failure to make payment continues for twenty (20) Days or more, ELC may suspend further service upon ten (10) Days’ prior written notice to Customer; provided that Customer does not pay the full amount prior to the tenth (10th) Day following such notice, but the exercise of such right shall be in addition to any other remedy available to ELC. Any suspension of service under this Section 15.04 shall not be considered to be a “Service Interruption” under the terms of Section 14.03.

EXHIBIT 10.2
EXECUTION VERSION

Section 15.05    Billing errors.
(a)    Audit Rights of Customer. Within ninety (90) Days after the First In-Service Date and within six (6) months after the end of any Contract Year, upon thirty (30) Days’ previous written notice, Customer shall have a right to cause an internationally recognized accounting firm, appointed by Customer at Customer’s sole cost and expense, to audit the books, records and accounts of ELC that are directly relevant to the determination of amounts payable by Customer under this Agreement and any payments or credits to Customer under this Agreement, including without limitation any amounts pursuant to Section 4.04(c). Such audit shall be conducted at the office where the records are located, during ELC’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after ELC’s relevant records have been made available to Customer. If the audit discloses an error in the calculation of any amount invoiced amount hereunder, then within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, Customer shall provide written notice to ELC describing the error and the basis therefor. Promptly thereafter, Customer and ELC will commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof.
(b)    Billing Errors Discovered by Customer. If Customer discovers an error in any invoiced amount hereunder, such error shall be adjusted within thirty (30) Days of the determination thereof. Except with respect to Customer’s audit rights set forth in Section 15.06(a), any claims of invoicing errors (other than as a result of deliberate omission or misrepresentation or mutual mistake of fact) must be provided by Customer no later than six (6) months from the date of the invoice at issue, unless otherwise agreed to by Customer and ELC.
(c)    Billing Errors Discovered by ELC. If ELC discovers that a prior invoice issued by ELC contained an error, ELC shall notify Customer of the error, and ELC shall thereafter issue a new invoice correcting the error. Except with respect to Customer’s audit rights set forth in Section 15.06(a), any claims of invoicing errors (other than as a result of deliberate omission or misrepresentation or mutual mistake of fact) must be provided by ELC no later than six (6) months from the date of the invoice at issue, unless otherwise agreed to by Customer and ELC.
(d)    Resolution of Disputes or Errors. Not later than ten (10) Business Days following resolution of any billing dispute or discovery of any error pursuant to the preceding provisions of this Section 15.06, the amounts of any overpayment or underpayment (plus interest, if due) shall be paid by the owing Party to the owed Party, subject always to ELC’s right to netting as set forth in Section 15.01.
Section 15.06    Final settlement. Within sixty (60) Days after expiration of the Term, ELC and Customer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, the Party owed payment shall send a statement to the owing Party for amounts due under this Section 15.07, and the owing Party shall pay such final statement no later than thirty (30) Days after the date of receipt thereof.
ARTICLE XVI
FORCE MAJEURE

Section 16.01    Definition. For purposes of this Agreement, the term “Force Majeure” means any event or condition or combination of events and/or conditions that (i) prevents or delays the affected Party from performing in whole or in part its obligations under this Agreement (the “Affected Party”); (ii) is beyond such Affected Party’s reasonable control; and (iii) is unavoidable by the exercise of due diligence

EXHIBIT 10.2
EXECUTION VERSION

by the Affected Party acting as a Reasonable and Prudent Operator (or a reasonable and prudent customer) under the relevant circumstances. By way of illustration, and subject to satisfaction of the conditions specified in items (i), (ii) and (iii) above, Force Majeure shall include the following:
(a)    Fire, flood, drought, explosion, lightning, storm, tempest, hurricane, cyclone, typhoon, tornado, earthquake, landslide, perils of the sea, soil erosion, subsidence, washout, epidemic or other acts of God;
(b)    War (whether declared or undeclared), riot, civil war, blockade, insurrection, acts of public enemies, invasion, embargo, trade sanctions, revolution, civil commotion, rebellion, sabotage or the serious threat of or an act of terrorism;
(c)    Strikes or lockouts which are not due to the breach of any labor agreement by the Affected Party (and failure by the Affected Party to prevent or settle any strike or strikes shall not be considered to be an event or condition within the control of such Affected Party);
(d)    Acts or omissions of a Governmental Authority which infringes or impairs upon the Liquefaction Service by ELC; and
(e)    Any event of force majeure or similar concept occurring at the Elba Island Terminal or under the EEC Service Agreement or the FTS Agreements as such force majeure event is defined in the EEC Tariff or SLNG Tariff, respectively.
Section 16.02    Events not Constituting Force Majeure. Notwithstanding anything to the contrary in Section 16.01, the following events shall not constitute Force Majeure and the Party affected by such events shall not be entitled to claim Force Majeure:
(a)    Lack of funds or the inability (however caused) of a Party to pay any amounts owed or incurred under this Agreement when due;
(b)    Any changes in taxes, duties, fees, or levies related to the sale or purchase of Gas, or sale, purchase, storage, export or import of LNG, or changes to the Applicable Laws thereto, even if such changes make the liquefaction or export of LNG uneconomical;
(c)    Customer’s inability to purchase gas or sell or transport LNG to third parties;.
(d)    Changes in market or general economic conditions including changes in market prices for Gas or LNG; and
(e)    Revocation of the SLNG export license to Non-FTA countries with respect to the Phase I Liquefaction Facilities.
Section 16.03    Notification. Following the occurrence of an event of Force Majeure, the Affected Party shall:
(a)    Notify the other Party in writing as soon as reasonably practicable after such Affected Party becomes aware of the occurrence of the Force Majeure, which notice shall include the details of the nature of the Force Majeure, an estimate of the likely duration of the Force Majeure (to the extent possible) and the extent to which the Affected Party’s obligations under this Agreement are affected by the Force Majeure;

EXHIBIT 10.2
EXECUTION VERSION

(b)    On at least a monthly basis, or as otherwise reasonably requested by the other Party, provide such other Party with information on any developments relating to the Force Majeure, including the measures being taken by the Affected Party to resume normal performance of its obligations under this Agreement; and
(c)    Promptly notify such other Party when it is once again able to perform its obligations under this Agreement.
Section 16.04    Effects of Force Majeure.
(a)    Suspension of Obligations. If, due to an event of Force Majeure, the Affected Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, then (subject to the other provisions of this Agreement) to the extent the Affected Party is unable to carry out such obligations, such obligations shall be suspended from the commencement of such Force Majeure through the continuance of any inability so caused, but for no longer period, and such Force Majeure shall so far as possible be remedied with all reasonable dispatch. The Party alleging Force Majeure shall have the burden of demonstrating its existence.
(b)    Duration. The Affected Party shall be relieved from any liability hereunder only for so long and to the extent the occurrence of Force Majeure and/or the effects of such occurrence could not be overcome by measures which the Affected Party might reasonably be expected to take with a view to resuming performance of its obligations, except that a strike, lockout or other kind of labor dispute may be settled by the Affected Party at its absolute discretion.
(c)    Reasonable Efforts. To the extent an Affected Party is entitled to relief from its obligations under this Agreement on grounds that an event or circumstance constitutes Force Majeure, such Affected Party shall use Reasonable Efforts to (i) bring such Force Majeure to an end; and (ii) overcome and minimize the effects and consequences thereof that prevent, impede or delay such Affected Party’s ability to resume performance hereunder, in each case, as soon as reasonably possible.
(d)    Credits. If one or more events of Force Majeure result in ELC failing to make available, during a period that exceeds thirty (30) consecutive Gas Days, at least *** of the aggregate LDQ to Customer (“Firm Shortfall”), then for the period extending beyond the *** of such event(s) of Force Majeure there shall be deducted from Customer’s monthly invoice the greater of:
(i)    an amount equal to any insurance proceeds for business interruption of ELC paid to ELC, if any, or
(ii)    an amount equal to *** of the Reservation Fee (less the monthly depreciation expense) as set forth in Exhibit D hereto multiplied by the Firm Shortfall ("Reservation Credit").
If amounts to be deducted pursuant to this Section 16.04(d) in any month exceed the amounts that would otherwise be payable by Customer with respect to such month, to the extent that such excess relates to proceeds received under Section 16.04(d)(i), the amount of such excess shall be carried forward and applied to the immediately following month; provided, however, that in no event shall the aggregate amount to be credited pursuant to this Section 16.04(d) exceed the amount that, but for the existence of an event of Force Majeure, would have been paid by Customer with respect to the total duration of such event of Force Majeure.

EXHIBIT 10.2
EXECUTION VERSION

(e)    Exclusive Remedy. Customer’s entitlement to invoice deductions under the mechanism in Section 16.04(d) shall constitute Customer’s sole and exclusive remedy for the event of Force Majeure to which the crediting is applicable, without prejudice to (i) ELC’s obligation to restore service in a reasonably timely manner or (ii) Customer’s right, if any, to terminate this Agreement pursuant to Section 16.05. Customer shall not be entitled to a Service Failure Credit at the same time it is receiving credits pursuant to this Section 16.04.
(f)    No Extension of Term. In no event shall any event of Force Majeure extend the Term of this Agreement.
Section 16.05    Termination for Extended Force Majeure. If one or more events of Force Majeure curtail or interrupt greater than *** of the Liquefaction Services that would otherwise be available during each month for a period of ***, either Party shall have the right to terminate this Agreement by providing the other Party with 180 Days’ prior written notice thereof.
ARTICLE XVII
NOTICES

Section 17.01    Notices. Notices hereunder shall be given to the respective Party at the applicable address, telephone number, facsimile machine number or e-mail addresses stated below or such other addresses, telephone numbers, facsimile machine numbers or e-mail addresses as the Parties shall respectively hereafter designate in writing from time to time; provided that all notices relating to a breach or default or Termination Event shall be given only by facsimile or overnight delivery. All nominations hereunder may be made through ELC’s electronic bulletin board as otherwise described in Article XII and Article XXVII.
ELC:        Notices and General Correspondence
Elba Liquefaction Company, L.L.C.
569 Brookwood Village, Suite 749
Birmingham, AL 35209
Attn: Vice President-Commercial
Dispatching Notices – Nominations/Confirmations
Name/Dept: Customer Service Department
Telephone No.: (205) 325-7638
Facsimile Machine No.: (205) 326-2038
Emergencies and 24-Hour Dispatching Contact
Name: Control Room
Telephone No.: (912) 944-3800
Facsimile Machine No.: (912) 944-3860
Payments
Southern LNG Company, LLC
P.O. Box 102502
Atlanta, GA 30368

Customer:    Notices and General Correspondence
Supply Manager
1000 Main, 11th Floor

EXHIBIT 10.2
EXECUTION VERSION

Houston, TX 77002
Telephone No.: (713) 230-3166
Facsimile Machine No.: (713) 265-5553
Email: orlando.alvarado@shell.com
Dispatching Notices – Nominations/Confirmations
Name/Dept: Director – LNG Terminal Operations
Telephone No.: (713) 230-3166
Facsimile Machine No.: (713) 265-1742
Email: gxtrshellnalngoperations@shell.com
Emergencies and 24-Hour Dispatching Contact
Name/Dept: Director – LNG Terminal Operations
Telephone No.: (713) 230-3166
Facsimile Machine No.: (713) 265-1742
Email: gxtrshellnalngoperations@shell.com
(1)    Alternative Contacts:
Christi Yurttas
(713) 230-3153
(2)    Alternative Contacts:
Bob Harp
(713) 230-3160
E-Mail Addresses:
(1)    Christi.yurttas@shell.com
(2)    Bob.harp@shell.com
Electronic Billing Notices
Shell NA LNG LLC
1000 Main, 11th Floor
Houston, TX 77002
Attn: Shell NA LNG LLC – LNG Supply
Email: gxtrshellnalngoperations@shell.com
Telephone: (713) 230-3162
Facsimile: (713) 265-1742
ARTICLE XVIII
INSURANCE

Section 18.01    Insurance. At all times during the Term of this Agreement, ELC shall obtain and maintain or cause to be obtained and maintained (x) insurance for the ELC Liquefaction Facility to the extent required by Applicable Law and (y) additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator would obtain. ELC shall obtain or cause to be obtained such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. ELC shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amounts due under such insurance policies. All insurance policies required pursuant to this Section 18.01 shall contain a standard waiver of subrogation endorsement and shall name Customer as an additional insured (except for Workman’s Compensation

EXHIBIT 10.2
EXECUTION VERSION

insurance) to the extent of the liabilities assumed by ELC under this Agreement. Upon request of Customer, ELC shall provide to Customer satisfactory evidence that the insurance required pursuant to this Section 18.01 is in effect. In any event ELC shall obtain or cause to be obtained the following insurance coverages:
***.
ARTICLE XIX
ASSIGNMENT

Section 19.01    Assignment by Customer.
(a)    Assignment by Customer to Affiliates. Customer may, without the consent of ELC, assign all or part of its rights and obligations under this Agreement to any Affiliate of Customer but Customer shall be relieved of its obligations under this Agreement ***.
(b)    Other Assignments by Customer. Except as provided in Section 19.01(a), no assignment of rights or obligations by Customer under this Agreement shall be made unless there first shall have been obtained the written consent of ELC, such consent not to be unreasonably withheld, and the conditions for Customer’s assignee set forth in Section 19.01(a) are met .
(c)    Reservations. ELC and Customer agree that the restrictions on assignment contained in this Section 19.01 herein shall not in any way prevent Customer from pledging or mortgaging its rights under this Agreement as security for its indebtedness.
Section 19.02    Assignment by ELC.
(a)    Assignment by ELC to an Affiliate. ELC may at any time, without the consent of Customer, assign any of its rights and obligations to any Affiliate of ELC, but ELC shall be relieved of its obligations under this Agreement only if:
(i)    Customer receives an agreement from the assignee that it is assuming all the terms and conditions of this Agreement.
(ii)    ELC has provided or caused the assignee to provide to Customer reasonable access to financial and other relevant information of assignee sufficient for Customer to assess the financial and technical capability of assignee under Section 19.02(a)(iii).
(iii)    Customer has not provided to ELC as part of its written response to the notice of assignment of ELC under Section 19.03 a reasonable determination that such assignee lacks and, upon assignment, will lack the financial capability or technical expertise and experience necessary to satisfy the terms and conditions of this Agreement and to operate the ELC Liquefaction Facilities according to generally acceptable industry practices. The Parties agree that ELC’s assignee shall be deemed acceptable for purposes of the technical expertise and experience requirements of this Section 19.02(a)(iii) if the assignment provides for SLNG’s continued operation of the ELC Liquefaction Facilities.
(b)    Other Assignment by ELC.
(i)    Before First In-Service Date. Except as provided in Section 19.02(a), no assignment of rights or obligations under this Agreement shall be made by ELC prior to the

EXHIBIT 10.2
EXECUTION VERSION

First In-Service Date unless there first shall have been obtained the written consent of Customer, such consent not to be unreasonably withheld. ***.
(ii)    After First In-Service Date. Except as provided in Section 19.02(a), subsequent to the First In-Service Date, no assignment of rights or obligations by ELC under this Agreement shall be made unless there first shall have been obtained the written consent of Customer, such consent not to be unreasonably withheld. ***.
(c)    Reservations. ELC and Customer agree that the restrictions on assignment contained in this Section 19.02 shall not in any way prevent ELC from pledging or mortgaging its rights under this Agreement as security for its indebtedness.
Section 19.03    Notice of Assignment. The assignor, whether ELC or Customer, shall provide written notice of the assignment to the other Party no later than sixty (60) Days prior to such assignment.
ARTICLE XX
TITLE AND RISK

Section 20.01    Title.
(a)    Customer warrants good title to all Gas transferred by it to ELC pursuant to this Agreement. Unless otherwise provided in this Agreement, Customer shall retain title to Gas while in the control and possession of ELC, including all Condensate that is produced as a result of the liquefaction process. Customer represents and warrants that it will pay and satisfy, or make provision for the payment and satisfaction of, any and all valid claims of every nature to the title to all Gas received by ELC. Customer agrees to defend at its cost, and when notified by ELC to indemnify ELC against, all suits, judgments, claims, demands, causes of action, costs, losses, and expenses arising out of or in any way connected with any claims to the title to all Gas received by ELC from Customer pursuant to this Agreement.
(b)    ELC assumes no obligation whatever to any royalty owner or to the owner of any other interest of any kind in any Gas or Condensate received by ELC for the account of Customer, and Customer or its seller or buyer shall pay all such royalties or other interests upon or in respect to such Gas or Condensate.
(c)    Customer warrants permission and any requisite licensing or certification from Governmental Authorities having jurisdiction for the receipt by ELC of Gas or Condensate for Customer’s account. Customer agrees to defend at its cost, and, when notified by ELC, to indemnify ELC against all enforcement actions, penalties, and sanctions arising out of or in any way connected with any failure to obtain such permission, license, or certificate.
(d)    Title to Retainage shall be deemed to transfer from Customer to ELC at the Twin 30s Interconnection.
Section 20.02    Risk of Loss.
(a)    Control and Possession of Gas. For the purpose of determining the liability of ELC and Customer, respectively, Customer shall be deemed to be in exclusive control and possession of any Gas until actually received by ELC into the ELC Liquefaction Facilities at the Twin 30s Interconnection, and after the Gas has been delivered to the account of Customer by ELC at the

EXHIBIT 10.2
EXECUTION VERSION

SLNG Delivery Point. ELC shall be deemed to be in exclusive control and possession of any Gas only while it is in the ELC Liquefaction Facilities.
(b)    Control and Responsibility. Without limiting the provisions of Section 14.02 setting forth ELC’s rights with respect to Retainage, the Party deemed to be in control and possession of the Gas in accordance with Section 20.02(a) shall exclusively bear all risk of loss therefor.
ARTICLE XXI
LIABILITY AND INDEMNIFICATION

Section 21.01    Limitation on Liability.
(a)    Consequential Damages. Except as specifically set forth in this Agreement (including payments made pursuant to Section 21.02(a) and other provisions where a specific remedy or measure of damages is provided), neither Party (as applicable, the “Indemnifying Party”) shall be liable for any consequential, indirect, punitive or special losses or damages (including lost profits, lost earnings and loss of production) incurred by the other Party in connection with the Indemnifying Party’s performance or failure to perform any obligations under this Agreement or the breach of any representation, warranty or other obligation hereunder, whether expressed or implied and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity; provided, that the foregoing shall not relieve the Indemnifying Party of indemnity obligations under Section 21.02 for amounts paid by the other Party to third parties and for which the Indemnifying Party indemnifies the other Party representing consequential, indirect, punitive or special losses or damages (including lost profits, lost earnings and loss of production) incurred by such third parties.
(b)    Fraud, Gross Negligence or Willful Misconduct. Nothing in this Section 21.01 shall limit the Indemnifying Party’s liability to the other Party for losses incurred by such other Party due to the Indemnifying Party’s fraud, gross negligence or willful misconduct.
Section 21.02    Indemnification.
(a)    Obligations. Each Party shall indemnify, defend and protect the other Party’s Indemnitee Group and hold the other Party’s Indemnitee Group harmless from and against any and all actions, suits or proceedings instituted by a third party arising out of any failure of the indemnifying Party’s actions or performance of its obligations hereunder to conform to Applicable Laws, except to the extent such action, suit or proceeding is the result of any of the Indemnitee Group’s acts or omissions. For purposes of indemnifications under this Section 21.02, the Customer Indemnitee Group shall not include ELC or any KM Entity, and the ELC Indemnitee Group shall not include any Shell Entity.
(b)    Indemnity Procedure.
(i)    To make a claim for indemnification hereunder, a Person entitled to indemnity hereunder (an “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnitee (a “Third Party Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served

EXHIBIT 10.2
EXECUTION VERSION

with respect to the Third Party Claim; provided, that the failure of any Indemnitee to give notice of a Third Party Claim as provided in this Section 21.02(b)(i) shall not relieve the Indemnitor of its obligations to indemnify the Indemnitee except to the extent such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnitor’s ability to defend against the claim.
(ii)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnitor shall have thirty (30) Days from its receipt of the Claim Notice to notify the Indemnitee whether it admits or denies its obligation to defend the Indemnitee against such Third Party Claim at the sole cost and expense of the Indemnitor. The Indemnitee is authorized, prior to and during such thirty (30) Day period, at the expense of the Indemnitor, to file any motion, answer or other pleading that it shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.
(iii)    If the Indemnitor admits its obligation to indemnify a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Third Party Claim which the Indemnitor elects to contest. The Indemnitee may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 21.02(b) (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person). An Indemnitor shall not, without the written consent of the Indemnitee, (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnitee’s liability in respect of such Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all liability in respect of such Third Party Claim); or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).
(iv)    If the Indemnitor does not admit its obligation to indemnify and bear all expenses associated with a Third Party Claim or admits its obligation to indemnify and bear all expenses associated with a Third Party Claim but fails to diligently prosecute or settle the Third Party Claim, then the Indemnitee shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnitor, with counsel of the Indemnitee’s choosing, subject to the right of the Indemnitor to admit its obligation to indemnify and bear all expenses associated with a Third Party Claim and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof; provided, that in the Indemnitee’s reasonable opinion, such assumption does not prejudice such defense. If the Indemnitor has not yet admitted its obligation to indemnify and bear all expenses associated with a Third Party Claim, the Indemnitee shall send written notice to the Indemnitor of any proposed settlement and the Indemnitor shall have the option for ten (10) Days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Third Party Claim; and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnitee settles any Third Party Claim without the written consent of the Indemnitor after the Indemnitor has timely admitted

EXHIBIT 10.2
EXECUTION VERSION

its obligation in writing and assumed the defense of a Third Party Claim, the Indemnitee shall be deemed to have waived any right to indemnity therefor.
(v)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnitor shall have thirty (30) Days from its receipt of the Claim Notice to (i) cure the liabilities complained of; (ii) admit its obligation to indemnify for and bear all expenses associated with such liability; or (iii) dispute the claim for such liabilities. If the Indemnitor does not notify the Indemnitee within such thirty (30) Day period that it has cured the liabilities or that it disputes the claim for such liabilities, the amount of such liabilities shall conclusively be deemed a liability of the Indemnitor hereunder.
(c)    Claims by Indemnitee Group Members That Are Not Parties. Notwithstanding anything to the contrary herein, any claim by an Indemnitee that is not a Party for indemnity hereunder must be brought and administered by a Party on behalf of such Indemnitee. No Indemnitee other than a Party shall have rights against either ELC or Customer under the terms of this Agreement except as may be exercised on its behalf by ELC or Customer, as applicable. A Party may elect to exercise or not exercise indemnification rights under this Agreement in its sole discretion on behalf of its Indemnitee Group Members, and shall have no liability to any such Indemnitee Group Member for any action or inaction with respect to any such indemnification right.
Section 21.03    No Challenge. Each of the Parties agrees not to challenge the enforceability of any of the liquidated damages provisions. If the enforceability of the amount of liquidated damages under this Agreement is challenged by a Party as being a penalty or unreasonable in amount, then the challenging Party shall be liable to the non-challenging Party for all losses incurred by such non-challenging Party in connection with such breach, and all costs, expenses and fees incurred by such non-challenging Party in proving the same, without regard to any limitations whatsoever set forth in this Agreement, including the waiver of consequential damages. In the event any such amounts are declared or are agreed not to be liquidated damages, then the liability of the Party to pay actual damages in respect thereof shall not exceed any amount equivalent to the amount which would otherwise have been paid as liquidated damages in respect of the relevant breach.
Section 21.04    Anti-Corruption and Anti-Bribery. With reference to the performance of the activities under this Agreement, each Party shall comply with, and shall cause its Authorized Representatives to comply with, the U.S. Foreign Corrupt Practices Act, similar laws incorporating the principles of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and similar laws prohibiting corruption and bribery of public officials. Additionally, each Party shall comply with, and shall cause its Authorized Representatives to comply with, U.S. sanction laws and regulations (including, without limitation, regulations of the Office of Foreign Assets Control) and anti-money laundering laws and regulations.
ARTICLE XXII
TERMINATION; REMEDIES

Section 22.01    Event of Default. Section 22.01(a) and Section 22.01(b) set forth the events of default (each, an “Event of Default”) by a Party (the “Defaulting Party”) under this Agreement, which shall give rise to a right of termination by the non-defaulting Party.
(a)    ELC Events of Default. Each of the following events shall constitute an Event of Default with respect to ELC:

EXHIBIT 10.2
EXECUTION VERSION

(i)    ELC is or becomes Insolvent and the operations of ELC have been suspended or liquidated by the courts or appointed trustee as a result of such Insolvency such that ELC is unable to provide the Liquefaction Service hereunder ;
(ii)    the occurrence of one or more Service Interruptions as defined in Section 14.03 that are not otherwise excused by this Agreement where the Shortfall for the total number of the Service Interruptions for a given Contract Year is equal to or greater than ***.
(iii)    failure to achieve the First In-Service Date by the applicable In-Service Deadline Date pursuant to Section 5.01(f);
(iv)    with respect to the ***.
(b)    Customer Events of Default. Each of the following events shall constitute an Event of Default with respect to Customer:
(i)    failure by Customer to pay undisputed amounts due by Customer to ELC under this Agreement ***;
(ii)    Customer is or becomes Insolvent; and
(iii)    the failure of Customer to maintain Required Credit Support,
Section 22.02    Termination Events. Each of the following events (each, a “Termination Event”) shall give rise to the termination rights of the Parties set forth in Section 22.03:
(a)    with respect to either Party, the objection of such Party to the terms of the ELC FERC Order in accordance with the provisions of Section 2.04(c);
(b)    failure to achieve the CP Date by the date set forth in Section 3.03(d) or such later date as the Parties may agree;
(c)    the occurrence of an extended event of Force Majeure pursuant to Section 16.05;
(d)    the termination of, for reasons other than the expiration of the primary term or extended term thereunder or supercession of a PA with a service agreement once the conditions precedent in the PA are met, the following agreements: the EEC Precedent Agreement, the EEC Service Agreement, the SLNG Precedent Agreement, and the FTS Agreements; provided that if any such event of termination is due to the breach thereunder by a Party or its Affiliates, then such Party may not exercise remedies pursuant to this Section 22.02(d); and
(e)    termination under Section 8.04.
Section 22.03    Cure Periods for Events of Default; Termination. Upon the occurrence and during the continuation of an Event of Default, the non-defaulting Party shall have the following rights and remedies, including the right to terminate this Agreement, subject to the following:
(a)    For an Event of Default under Section 22.01(b)(i), the following shall apply:

EXHIBIT 10.2
EXECUTION VERSION

(i)    ELC may exercise any or all of the following remedies:
(A)    ELC may draw upon any Required Credit Support, if any;
(B)    ELC may give notice of its intention to suspend performance of any Liquefaction Services until such time as payment in full on the defaulted payments, together with interest accrued thereon at the Default Rate, is paid; provided, however, any suspension of service under this Section 22.03(a) shall not be considered to be a Service Interruption for purposes of Section 14.03;
ELC may terminate this Agreement by issuing a written notice of termination (the “Termination Notice”) to take effect if payment in full on the defaulted payments, together with interest accrued thereon at the Default Rate, is not made by or on behalf of Customer within ten (10) Days following issuance of the Termination Notice.;
(b)    For an Event of Default under Section 22.01(a)(i), Section 22.01(a)(ii), Section 22.01(a)(iii), or Section 22.01(b)(ii), the non-defaulting Party may terminate this Agreement with immediate effect with no cure period by giving a Termination Notice to the Defaulting Party; provided, however, with respect to an Event of Default under Section 22.01(b)(ii), ELC may also draw upon any Required Credit Support, if any.
(c)    In the case of an Event of Default under Section 22.01(a)(iv), if
(i)    Customer has given written notice specifying such event to ELC;
(ii)    The Event of Default has not been cured within three hundred sixty five (365) Days after receipt of such notice;
(iii)    Customer has issued a Termination Notice (of not less than five (5) Business Days) after the expiration of the cure period provided in Section 22.03(c)(ii) of its intention to terminate this Agreement with respect to the Additional Liquefaction Units; and
(iv)    Upon expiry of such Termination Notice, the Event of Default remains uncured, then this Agreement shall terminate with respect to the Additional Liquefaction Units as of the date specified in such Termination Notice, but shall otherwise remain in full force and effect with respect to the Phase I Liquefaction Units. Following such termination, Customer shall have no further obligations with respect to the Additional Liquefaction Units, including the LDQ associated with the Additional Liquefaction Units and the costs and expenses contained in the Monthly Fees relating to the Additional Liquefaction Units.
(d)    For an Event of Default under Section 22.01(b)(iii), ELC may exercise any or all of the following remedies:
(i)    ELC may give notice of its intention to suspend performance of any Liquefaction Services until such time as Customer has complied with its obligation to maintain Required Credit Support if such Event of Default arises under Section 22.01(b)(iii); provided, however, any suspension of service under this Section 22.03(d)(i) shall not be considered a Service Interruption for purposes of Section 14.03; and

EXHIBIT 10.2
EXECUTION VERSION

(ii)    ELC may terminate this Agreement if:
(A)    ELC has given written notice specifying such breach to Customer;
(B)    The breach has not been cured within thirty (30) Days after receipt of such notice;
(C)    ELC has issued a Termination Notice (of not less than five (5) Business Days) after the expiration of the cure period provided in Section 22.03(d)(ii)(B) of its intention to terminate this Agreement; and
(D)    Upon expiry of such Termination Notice and the breach remains uncured, then this Agreement shall terminate as of the date specified in such Termination Notice.
Section 22.04    Cure Periods for Termination Events; Termination. Upon the occurrence of a Termination Event, the applicable Party may deliver a Termination Notice to the other Party and this Agreement shall terminate as specified in such Termination Notice.
Section 22.05    Consequences of Termination.
(a)    Termination by ELC. If this Agreement is terminated by ELC pursuant to Section 22.01(b), then upon such termination, ELC shall be entitled to liquidated damages and Customer shall pay to ELC by wire transfer of immediately available funds, as liquidated damages, an amount equal to the Customer Termination Payment. The “Customer Termination Payment” shall be equal to the following:
(i)    For an Event of Default that occurs after the Execution Date and on or prior to the CP Date, an amount equal to the Development Costs.
(ii)    For an Event of Default that occurs after the CP Date, an amount equal to the net present value of all future payments payable by Customer to ELC under this Agreement, less (x) any savings to ELC resulting from such termination, calculated using a reasonable annual discount rate at the time of the Event of Default and (y) any amounts that ELC receives from the Guarantor under the Guaranty . In calculating the future payments, ELC shall include the following: (i) Reservation Fee for the remainder of the Term equal to the Reservation Fee in effect at the time of the default, (ii) estimated non-variable O&M Expenses for the remainder of the Term calculated pursuant to Exhibit D assuming historical performance and a good faith estimate of future O&M Expenses, (iii) estimated Other Taxes for the remainder of the Term calculated pursuant to Exhibit D, (iv) estimated fixed cost portion of Power Costs for the remainder of the Term. ELC shall not include the following: Variable O&M Expenses, the non-fixed costs portion of the Power Costs or Retainage. ELC shall assume no new maintenance capital installed subsequent to the termination date.
The Parties agree that the damages incurred by ELC as a result of the termination of this Agreement are difficult or impossible to ascertain and that the Customer Termination Payment is a reasonable estimate of such damages, and is not a penalty. In arriving at the Customer Termination Payment, the Parties have considered among other factors, ELC’s substantial investment in constructing, owning and operating the ELC Liquefaction Facilities

EXHIBIT 10.2
EXECUTION VERSION

and offering Liquefaction Services to Customer, the uncertainty of ELC’s ability to replace Customer, the uncertainty of cycles in the LNG market and the market for Liquefaction Services, and the costs to ELC during any period where the ELC Liquefaction Facilities remain underutilized, or if Liquefaction Services are offered to a new customer, the uncertainty of the new customer’s reservation fee or components thereof. Except in case of gross negligence, fraud, or willful misconduct, the collection of the Customer Termination Payment, if any, shall be ELC’s sole and exclusive remedy for the termination of this Agreement for an Event of Default, other than ELC’s right to collect from Customer any amounts which became due from Customer to ELC prior to the date of such termination. Notwithstanding anything to the contrary in this Section 22.05(a), but without prejudice to any limitations on liabilities set forth in Section 21.01, the remedies specified in this Section 22.05(a) respecting an Event of Default shall not in any way limit ELC’s right to pursue any rights or remedies available to ELC at law or in equity in respect of a breach of Customer’s obligations under this Agreement that does not constitute an Event of Default under Section 22.01.
(b)    Termination by Customer. If this Agreement is terminated by Customer pursuant to Section 22.01(a)(i), or Section 22.01(a)(ii), then Customer shall have a right to recover all damages available at law or in equity for such termination; provided, however, that any damages recovered by Customer shall be limited to the limitations on liability set forth in Section 21.01.
(c)    Other Termination. If this Agreement is terminated by Customer under Section 22.01(a)(iv) with respect to the Additional Liquefaction Units only or by either Party due to the occurrence of a Termination Event under Section 22.02, each of the Parties shall be discharged from its obligations hereunder (other than for obligations under Section 3.04(a) or that otherwise accrued prior to such termination or that survive in accordance with their terms), and ELC shall return any Required Credit Support provided and such Required Credit Support shall have no further force or effect.
(d)    Early Termination. Customer may elect one time, at its sole option, to terminate this Agreement, with respect to (x) the Phase I Liquefaction Facilities only, (y) the Phase II Liquefaction Facilities only or (z) both the Phase I Liquefaction Facilities and the Phase II Liquefaction Facilities, in any case without cause during the Primary Term to be effective at any time on or after (A) the tenth (10th) anniversary of the Liquefaction Threshold Date in the event of termination described in clause (y) or clause (z) above or (B) the eleventh (11th) anniversary of the Liquefaction Threshold Date in the event of a termination described in clause (x) above, in any case provided that Customer gives to ELC two years prior written notice before the effective date of such termination (“Primary Term Option Notice”). In the event Customer gives to ELC a Primary Term Option Notice under this section, prior to such termination becoming effective, regardless of the effective date of the Primary Term Option Notice, Customer shall pay to ELC a “Service Termination Fee” which shall be an amount equal to the net present value of the non-depreciation component of all future payments which would be payable by Customer to ELC with respect to the ELC Liquefaction Facilities for which the Primary Term Option Notice is applicable during the Primary Term had the Primary Term Option Notice not become effective, calculated using an annual discount rate of the IRR where the value of each future payment shall be equal to: (i) the Reservation Fee in effect at the time of the termination, less the associated depreciable amount (DA) for the remainder of the Term calculated pursuant to Exhibit D , (ii) estimated non-variable O&M Expenses for the remainder of the Term calculated pursuant to Exhibit D assuming historical performance and a good faith estimate of future non-variable O&M Expenses, (iii) estimated Other Taxes for the remainder

EXHIBIT 10.2
EXECUTION VERSION

of the Term calculated pursuant to Exhibit D, and (iv) the estimated fixed costs portion of Power Costs for the remainder of the Term. For the avoidance of doubt, the Service Termination Fee shall not include the following: Variable O&M Expenses, the non-fixed cost portion of the Power Costs, Retainage; or any amounts with respect to any new maintenance capital installed subsequent to the termination date, unless otherwise agreed to by Customer under Section 9.04 above.
Section 22.06    Limitation of Remedies. This Agreement may only be terminated for the Events of Default and Termination Events set forth herein. The remedies set forth in Section 22.03, Section 22.04, and Section 22.05 are the sole and exclusive remedies of each Party in connection with an Event of Default with respect to the other Party or a Termination Event.
ARTICLE XXIII
GOVERNING LAW; DISPUTE RESOLUTION

Section 23.01    Governing Law. This Agreement shall be interpreted, performed, and enforced in accordance with the laws of the State of New York, without regard to rules for conflicts of law that would result in the application of other law.
Section 23.02    Venue; Jury Waiver. Any action or proceeding against any of the Parties relating in any way to this Agreement or the subject matter hereof shall be brought and enforced exclusively in the competent state or federal courts located in New York, New York, and the Parties consent to the exclusive jurisdiction of such courts in respect of such action or proceeding. In the event of any dispute relating to this Agreement or any of the transactions contemplated hereby, either Party may bring an action pursuant to this Section 23.02. EACH PARTY AGREES THAT NEW YORK, NEW YORK, SHALL BE THE EXCLUSIVE VENUE FOR LITIGATION OF ANY DISPUTE OR CLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, AND THAT SUCH CITY IS A CONVENIENT FORUM IN WHICH TO DECIDE ANY SUCH DISPUTE OR CLAIM. EACH PARTY CONSENTS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK, FOR THE LITIGATION OF ANY SUCH DISPUTE OR CLAIM AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).
Section 23.03    Dispute Resolution. Notwithstanding Section 23.02, in the event of a dispute between the Parties regarding quality, measurement or quantity of Gas, LNG, Condensate, or Retainage, or the calculation of Development Costs (an “Expert Dispute”), the Parties agree to refer such Expert Dispute to an expert for resolution in accordance with the provisions of this Section 23.03. The Expert Dispute shall be resolved by an expert in the field of liquefaction facility operations. The Parties hereby further agree to appoint a single expert for resolution of the Expert Dispute.
(a)    The Party desiring an expert determination shall give the other Party notice of the request for such determination. If the Parties are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then either Party may request the International Centre for Expertise of the International Chamber of Commerce to appoint an expert pursuant to the Rules for Expertise of the International Chamber of Commerce. The expert

EXHIBIT 10.2
EXECUTION VERSION

shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communication with either of the Parties concerning the expert determination or the underlying Expert Dispute. The Parties shall cooperate fully in the expeditious conduct of such expert determination and provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. The expert shall endeavor to resolve the Expert Dispute within fifteen (15) Days (but no later than thirty (30) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute; provided, however, that the Expert Dispute shall not be deemed resolved until the expert’s decision is provided to the Parties in writing.
(b)    The Parties hereby waive any right to challenge the expert determination or to refer the dispute to a court of competent jurisdiction.
ARTICLE XXIV
REPRESENTATIONS AND WARRANTIES

Section 24.01    Representations and Warranties. As of the Execution Date and as of each In-Service Date, each Party represents and warrants to the other Party as follows:
(a)    Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified and in good standing in each other jurisdiction where the failure to so qualify and be in good standing would have a material adverse effect upon the business or financial condition of such Party or upon the ability of such Party to perform its obligations under this Agreement.
(b)    The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary action on the part of such Party in accordance with such Party’s charter, organizational or formation documents and does not and will not require the consent of any trustee or holder of any indebtedness or other obligation of such Party or any other party to any other agreement with such Party.
(c)    This Agreement has been duly executed and delivered by such Party. This Agreement constitutes the legal, valid, binding and enforceable obligation of such Party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws of general application relating to or affecting creditors’ rights generally and by general equitable principles.
(d)    No Governmental Authorization is required on the part of such Party in connection with the execution and delivery of this Agreement.
(e)    Except as previously disclosed to the other Party or in public filings with the Securities and Exchange Commission of the United States of America, there is no pending or, to the best of such Party’s knowledge, threatened action or proceeding affecting such Party before any Governmental Authority or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of such Party or the ability of such Party to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.
(f)    Such Party has access to the financial and technical resources necessary to perform its obligations and otherwise to comply with the terms and conditions of this Agreement.

EXHIBIT 10.2
EXECUTION VERSION

(g)    None of the execution, delivery or performance of this Agreement, nor the consummation of any action contemplated herein, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under, any provision of such Party’s constitutive instruments or any current (as of the Execution Date or any In-Service Date, as applicable) Applicable Law or of any other agreement or instrument to which such Party is a party.
ARTICLE XXV
CONFIDENTIALITY

Section 25.01    Confidentiality. Any Party receiving information (“Receiving Party”) from the other Party (“Disclosing Party”) or an Affiliate thereof regarding this Agreement or any matter related thereto, but excluding: (i) publicly-available information unless made public by Receiving Party or its representatives in a manner not permitted by this Agreement; (ii) information already known to Receiving Party on a non-confidential basis prior to being furnished by Disclosing Party; and (iii) information disclosed to Receiving Party from a source other than Disclosing Party or its representative if such source is not subject to any agreement with Disclosing Party prohibiting such disclosure to Receiving Party (“Confidential Information”) shall not communicate, or disclose Confidential Information to any other person or on any website or the internet or other public domain or in any other manner without the prior written consent of the Disclosing Party except as follows:
(a)    to Receiving Party’s employees or employees of its Affiliates, or Authorized Representatives, lenders, bankers, accountants, attorneys or advisors of Receiving Party with a need to know such information in connection with their support of Receiving Party’s efforts pursuant to this Agreement; provided that the Receiving Party shall be responsible for such recipients’ use and disclosure of any such information;
(b)    as required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith; or
(c)    by Customer to any prospective or existing supplier of Gas to be delivered to the ELC Liquefaction Facilities.
Prior to disclosing any Confidential Information to an Authorized Representative or a party described in clause (c) above, the Receiving Party shall promptly obtain the commitment and understanding from the Authorized Representative or other party in writing that such Authorized Representative agrees to be bound to the confidentiality provisions hereof. In connection with a disclosure permitted by clause (b) above, unless the Disclosing Party obtains a protective order, Receiving Party and its Authorized Representatives may only disclose such portion of Confidential Information to the Governmental Authority seeking disclosure as is required by law or regulation.
ARTICLE XXVI
ELECTRONIC COMMUNICATIONS

Section 26.01    Electronic communications. ELC shall use SoNet or such other computer system owned by Kinder Morgan Inc., via the public internet for the purpose of providing Customer information related to activity under this Agreement, such as nominations and LNG Balance. It is understood and agreed that ELC, through SoNet, shall make available to Customer or its designees sufficient details to support the quantities allocated at the Receipt and Delivery Point. Unless specifically provided otherwise, the provisions

EXHIBIT 10.2
EXECUTION VERSION

under this Agreement requiring that notices, requests, and other communications be in writing may be satisfied by submitting the communications over SoNet. Notices requiring communications to be in writing remain unchanged unless agreed to otherwise by the parties. Submission of information, communications, and execution of documents through SoNet shall be legally binding on Customer. To receive access to SoNet, a party must execute and comply with the terms specified by SoNet. Customer or third parties accessing SoNet shall be responsible for providing all computer equipment necessary to access the internet and communicate with SoNet.
ARTICLE XXVII
CREDIT SUPPORT

Section 27.01    Required Credit Support. Customer shall maintain, at all times during the term of this Agreement starting upon the First In-Service Date, credit support in the form of one of the following, or a combination thereof, in a total amount equal to an amount which the Parties agree shall be acceptable credit support for Customer (“Guaranty Limit”):
(a)    in a Guaranty to be mutually agreed upon by the Parties; or
(b)    no more than three guarantees (substantially in the form of the Guaranty, or other form reasonably acceptable to Customer, which form shall not be deemed in substantial conformity without having (x) choice of law, venue and forum selection provisions designating a jurisdiction within the continental United States, (y) the reimbursement of fifty-one percent (51%) to SLC, if the Guarantor is a Shell Guarantor, or one hundred percent (100%) to ELC if the Guarantor is a Non-Shell Guarantor, of all reasonable costs of obtaining the proceeds under the guarantee, and (z) each guarantor’s agreement in writing to be joined upon request of ELC as a full party in any proceeding involving any other guarantee provided hereunder) from guarantors each having both:
(i)Sufficient Net Worth.
(A)    Shell Guarantor. If guarantor is controlled by Royal Dutch Shell plc (“Shell Guarantor”), then, to the extent kept in the ordinary course of business and available in the public domain, financial statements demonstrating that thirty percent (30%) of the guarantor’s tangible net worth or equity subject to the jurisdiction of the United States and/or European Union exceeds the Guaranty Limit; and
(B)    Non-Shell Guarantor. If guarantor is not controlled by Royal Dutch Shell plc (“Non-Shell Guarantor”), then audited financial statements if prepared by guarantor in the ordinary course of business or, if not so prepared, then financial statements verified in writing by a senior financial officer of guarantor, which financial statements demonstrate that fifteen percent (15%) of the guarantor’s tangible net worth or equity subject to the jurisdiction of the United States exceeds the Guaranty Limit; and
(ii)Shell Guarantor. If a Shell Guarantor, a long-term unsecured debt rating of either:
(A)    at least “BBB-” from S&P or at least “Baa3” from Moody’s, or

EXHIBIT 10.2
EXECUTION VERSION

(B)    if the guarantor is on credit watch with negative implications or under review for possible downgrades, at least “BBB” from S&P or “Baa2” from Moody’s; or
(iii)Non-Shell Guarantor. If a Non-Shell Guarantor, a long-term unsecured debt rating of either:
(C)    at least “BBB” from S&P or at least “Baa2” from Moody’s, or
(D)    if the guarantor is on credit watch with negative implications or under review for possible downgrades, at least “BBB+” from S&P or “Baa1” from Moody’s; or
(c)    one or more (but not more than three) standby, irrevocable letters of credit from financial institutions each registered in and authorized to do business in the United States and having a long-term unsecured debt rating (following the issuance of the letter(s) of credit to ELC) that is both:
(i)    at least “A-” from S&P’s or “A3” from Moody’s; and
(ii)    not on credit watch with negative implications or under review for possible downgrades; and/or
(d)    any other form(s) of credit support substantially similar to the above and reasonably acceptable to ELC in its sole discretion.
Section 27.02    Assignment. If during the Term of this Agreement Customer transfers or assigns its interest in this Agreement in whole or in part to an Affiliate, then the terms set forth in Section 27.01(a) as they relate to Customer’s obligation to maintain credit support shall also apply to Customer’s Affiliate. If during the Term of this Agreement Customer transfers or assigns its interest in this Agreement in whole or in part to an entity other than an Affiliate of Customer, such assignee (the “Posting Entity”) shall provide credit support to ELC in the form of one or more of the following in a total amount equal to the Guaranty Limit:
(a)    a Guaranty to be mutually agreed upon by the Parties; provided that the Counterparty under the Guaranty shall be ELC and the Guaranty shall be for one hundred percent (100%) of the obligations of the Posting Entity;
(b)    no more than three (3) guarantees (substantially in the form of the Guaranty, or other form reasonably acceptable to ELC, which form shall not be deemed in substantial conformity without having (w) when considered in combination with any other guaranty, coverage for one hundred percent (100%) of the obligations hereunder at the specified Guarantee Limits, (x) choice of law, venue and forum selection provisions designating a jurisdiction within the continental United States, (y) the reimbursement to ELC of all reasonable costs of obtaining the proceeds under the guarantee, and (z) each guarantor’s agreement in writing to be joined upon request of ELC as a full party in any proceeding involving any other guarantee provided hereunder) from guarantors each meeting the following requirements:
(i)    audited financial statements if prepared by the guarantor in the ordinary course of business or, if not so prepared, then financial statements verified in writing by a

EXHIBIT 10.2
EXECUTION VERSION

senior financial officer of the guarantor, demonstrate that fifteen percent (15%) of the guarantor’s tangible net worth or equity subject to the jurisdiction of the United States exceeds the Guaranty Limit, and
(ii)    the guarantor has a Credit Rating of at least “BBB” from S&P or at least “Baa2” from Moody’s, or if the guarantor is on credit watch with negative implications or under review for possible downgrades, at least “BBB+” from S&P or “Baa1” from Moody’s;
(c)    one or more (but not more than three) standby, irrevocable letters of credit from financial institutions each registered in and authorized to do business in the United States and having a Credit Rating that is both:
(i)    at least “A-” from S&P’s or “A3” from Moody’s; and
(ii)    not on credit watch with negative implications or under review for possible downgrades; and/or
(d)    any other form(s) of credit support reasonably acceptable to ELC in its sole discretion.
Section 27.03     Substitution.
(a)    The Posting Entity may substitute credit support from time to time without the consent of ELC upon prior notice from the Posting Entity to ELC at least thirty (30) Days before any substitution so long as the replacement credit support complies with the requirements in Section 27.02 and provides continuous coverage for the Posting Entity’s obligations. In the event the Posting Entity desires to provide substitute credit support that does not comply with the requirements of Section 27.02, then the Posting Entity shall require the prior written consent of ELC (such consent not to be unreasonably withheld), and shall provide written notice to ELC no less than thirty (30) Days prior to any such non-complying substitution.
(b)    Prior notice to ELC of any proposed substitution shall include a copy of the substitute credit support and any supporting documents sufficient for ELC to determine compliance with the requirements of this Article XXVII. The Posting Entity shall promptly and in good faith respond to ELC’s reasonable requests for additional information prior to any substitution, which information the Posting Entity may provide or cause to be provided under a confidentiality agreement with ELC.
(c)    ELC shall cooperate with the Posting Entity with respect to any such substitution, including without limitation returning replaced credit support promptly after the receipt of replacement and confirmation or validation of replacement credit support and executing applicable releases.
ARTICLE XXVIII
MISCELLANEOUS

Section 28.01    No Waiver. No waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

EXHIBIT 10.2
EXECUTION VERSION

Section 28.02    Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
Section 28.03    Amendment. This Agreement constitutes a completely integrated agreement that supersedes all prior or contemporaneous agreements and negotiations except for the Related Agreements, as defined in the LLC Agreement. No amendment will modify the terms of this Agreement unless executed by both Customer and ELC.
Section 28.04    Incorporation of Exhibits. The Appendices, Exhibits and any addendum attached to this Agreement constitute a part of this Agreement and are incorporated herein.
Section 28.05    ELC Acknowledgement. ELC acknowledges that:
(a)    it has received a copy of the Shell Business Principles (or alternatively taken note of the Shell General Business Principles at http://www.shell.com/home/content/aboutshell/who_we_are/our_values/sgbp/);
(b)    it has received a copy of the Shell Code of Conduct (or alternatively has taken note of the Shell Code of Conduct at http://www.shell.com/home/content/aboutshell/who_we_are/our_values/code_of_conduct/);
(c)    it has been made aware of the Shell Global Helpline at http://www.shell.com/home/content/aboutshell/who_we_are/our_values/compliance_helpline/ and telephone number 1-800-738-1615; and
(d)    it has been made aware of the Shell Trading Compliance email address at TR-STNA-Compliance-Support@shell.com.
ELC understands that Customer is committed to and requires that its staff and contractors representing or working on behalf of Customer behave in a manner consistent with the Shell Code of Conduct and adhere to the principles contained in the Shell General Business Principles. In the event that ELC observes Customer employees or contractors engaged in behavior or activity that gives ELC concern or that ELC believes is not in compliance with the Shell General Business Principles, the Shell Code of Conduct or applicable laws and regulations, ELC will advise Customer’s lead representative for this Agreement or contact the Shell Global helpline at the telephone number specified herein or at such other telephone number as may be indicated on the internet at the link above or send an email to Shell Trading Compliance at ST-STNA-Compliance-Support@shell.com. Notwithstanding the foregoing, nothing in this Section 28.05(d) shall give ELC the right to terminate this Agreement or a cause of action against Customer for failing to adhere to the Shell General Business Principles or Code of Conduct.
[signature page follows]

EXHIBIT 10.2
EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed and sealed by their respective officers or representatives thereunto duly authorized on any Day and year above written.
Elba Liquefaction Company, L.L.C.

/s/ Norman G. Holmes
By: Norman G. Holmes
Its: President

Shell NA LNG LLC

/s/ Greg LaDoe
By: Greg LaDoe
Its: President

EXHIBIT 10.2
EXECUTION VERSION

Exhibit A
ELC Liquefaction Facilities

The Movable Modular Liquefaction System (MMLS) and the balance of plant (BoP) design are illustrated as follows:

***

Each Liquefaction Unit will:

***

The Liquefaction Units will share a common:

***

Exhibit A- 1

EXHIBIT 10.2
EXECUTION VERSION

Exhibit B
Liquefaction Unit Performance Standards

Plant Availability Requirements:

Subject to documented confirmation during the design/FEED phase and by the reliability, availability, and maintainability analysis and to be consistent with the Basis for Design, the Liquefaction Units shall have at least the following availability:

For the aggregate facility:    ***
For each Liquefaction Unit:    ***

Any revised availability below *** shall be subject to Customer’s approval.

System Turndown:

The facility shall be required to allow turndown to *** operating Liquefaction Unit. The Balance of Plant design shall not provide for sustained operation (beyond the start-up case) at less than the full capacity of *** Liquefaction Unit.

The turndown capabilities of the Balance of Plant may be driven by the turndown capabilities of ***. The design/FEED phase will optimize the design of *** along with maintaining turndown capability requirements.

Performance Standards: The following performance standards shall be verified and documented by the vendors as consistent with the Basis for Design:

Average GAA        Rich GCA        Lean GHA
Overall
Vapour Fraction
Temperature (C)
Pressure (bara)

Total Phase
Molar Flow (kgmole/h)
Mass Flow (kg/h)
Heat Flow (MJ/h)
Actual Volume Flow (m3/h)
Molecular Weight
Molar Enthalpy (kJ/kgmole)
Molar Entropy (kJ/kgmole-C)
Mass Heat Capacity (kJ/kg-C)
Mass Density (kg/m3)
Z Factor
Heat of Vaporization (kJ/kg)
Higher Heating Value (Btu/scf)

Exhibit B - 1

EXHIBIT 10.2
EXECUTION VERSION

Lower Heating Value (Btu/scf)

Vapor Phase
Molar Flow (kgmole/h)
Mass Flow (kg/h)
Std Gas Flow (MMSCFD)
Actual Gas Flow (ACT_m3/h)
Molecular Weight
Mass Heat Capacity (kJ/kg-C)
Mass Density (kg/m3)
Gravity rel Air (rel_to_air)
Thermal Conductivity (W/m-K)
Viscosity (cP)
Cp/Cv
Z Factor

Light HC Liquid Phase
Molar Flow (kgmole/h)
Mass Flow (kg/h)
Actual Volume Flow (m3/h)
Molecular Weight
Mass Density (kg/m3)
Specific Gravity
Mass Heat Capacity (kJ/kg-C)
Surface Tension (dyne/cm)
Thermal Conductivity (W/m-K)
Viscosity (cP)

Aqueous Phase
Molar Flow (kgmole/h)
Mass Flow (kg/h)
Actual Volume Flow (m3/h)
Molecular Weight
Mass Density (kg/m3)
Specific Gravity
Mass Heat Capacity (kJ/kg-C)
Surface Tension (dyne/cm)
Thermal Conductivity (W/m-K)
Viscosity (cP)

Total Phase Mole Fraction
Comp Mole Frac (Nitrogen)
Comp Mole Frac (CO2)
Comp Mole Frac (Oxygen)
Comp Mole Frac (H2S)
Comp Mole Frac (Methane)
Comp Mole Frac (Ethane)
Comp Mole Frac (Ethylene)
Comp Mole Frac (Propane)

Exhibit B - 2

EXHIBIT 10.2
EXECUTION VERSION

Comp Mole Frac (i-Butane)
Comp Mole Frac (n-Butane)
Comp Mole Frac (22-Mpropane)
Comp Mole Frac (i-Pentane)
Comp Mole Frac (n-Pentane)
Comp Mole Frac (n-Hexane)
Comp Mole Frac (n-Heptane)
Comp Mole Frac (n-Octane)
Comp Mole Frac (n-Nonane)
Comp Mole Frac (n-Decane)
Comp Mole Frac (Mcyclopentan)
Comp Mole Frac (Benzene)
Comp Mole Frac (Cyclohexane)
Comp Mole Frac (Mcyclohexane)
Comp Mole Frac (Toluene)
Comp Mole Frac (E-Benzene)
Comp Mole Frac (H2O)
Comp Mole Frac (EGlycol)
Total

Retainage Standards:

Condensate Facility Specifications:

Exhibit B - 3

EXHIBIT 10.2
EXECUTION VERSION

Exhibit C
Liquefaction Demand Quantity

The amount of Gas required for the ELC Liquefaction Facilities depends on the quality of the Gas and the number of Liquefaction Units in operation. Subject to confirmation during the design/FEED phase and consistent with the Basis for Design, the amount of Gas to support 1 Liquefaction Unit is approximately *** mmscf/d for the average gas average ambient (AGAA) case and *** mmscf/d for the rich gas cold ambient (RGCA) case.
The Liquefaction Demand Quantity” or “LDQ" under this Agreement shall be the combined total of the amount of Gas set forth above applicable to each Liquefaction Unit to support all Liquefaction Units designated by ELC as in-service from time to time and based on the Performance Standards. For the purposes of calculating fees pursuant to Exhibit D, the LDQ shall be assumed to equal the volume specified for the average gas average ambient case.

Exhibit C - 1

EXHIBIT 10.2
EXECUTION VERSION

Exhibit D
Negotiated Rate

1)	Incorporation by Reference

All capitalized terms in this Exhibit D shall have the meanings ascribed to them in the foregoing Liquefaction Service Agreement or as specifically defined herein.

2)	Fees

The fees applicable to Liquefaction Services provided by ELC shall commence on the First In-Service Date and shall consist of a (a) Monthly Fee applicable to each Mcf of Liquefaction Demand Quantity, (b) a Retainage charge and (c) an Exit True-up Charge or Credit calculated at the end of the Term of this Agreement. During the period prior to the Liquefaction Threshold Date, if during the Start-Up Period of an individual Liquefaction Unit, such Liquefaction Unit causes one or more Liquefaction Units which have achieved the In-Service Date to be taken out of service for a period greater than twenty-four (24) consecutive hours, Customer shall receive a one day credit per unit to its Monthly Fee for every full twenty-four (24) consecutive hour period in which a Liquefaction Unit which has been designated as being in-service had to be taken out of service; provided, however, such credit shall not apply to any units that were not taken out of service during the applicable period or to any units that have not yet achieved the In-Service Date. For the period prior to the Phase II Liquefaction Threshold Date, such credit shall apply to any Additional Liquefaction Units which have been placed in-service but are taken out of service for more than twenty-four (24) consecutive hours. Provided however that such credits shall not apply for outages resulting from down time to accommodate the initial tie-ins for subsequent MMLS units.

a)	Monthly Fee

The fee (the “Monthly Fee”) payable each month per Mcf of LDQ shall be determined by taking the sum of the following, each of which is more thoroughly described in this Exhibit D:

***.

For purposes of calculating fees pursuant to this Exhibit D, the LDQ shall be assumed to equal the amount specified therefor in Exhibit C.

***.

Exhibit D - 1

EXHIBIT 10.2
EXECUTION VERSION

Exhibit E
Gas Specifications

Feed Gas Quality and Arrival Conditions

Component	Liquefaction Feed Spec
Liquids and solids; dusts, gums, gum forming constituents	Gas to be free of all components
Total Sulfur	Max: 200 grains/mcf (646 ppmm)
Hydrogen Sulfide	Max: 34 ppmv
Carbon Dioxide	Max: 3.0% vol
Nitrogen	Max: 1.0% vol*
Oxygen	Max: 10 ppmv*
Total Inert Gases	Max: 4.0% vol
C4+ (Butane and heavier)	Max: 1.5% vol
Water	7 lbs per 1.0 mmscf
Temperature	Max: 80 deg F* Min: None
Hydrocarbon dew point	Gas delivery temperature a min of 5 deg F above the hydrocarbon dew point
Wobbe number	Not required
Benzene	Max: 20 ppmv*
Mercury	Max: 1 ppmv*
Carbonyl Sulfide (COS)	Max: 0 ppmv*

* ELC may, in its sole discretion, waive these maximum limits.

Exhibit E - 1

EXHIBIT 10.2
EXECUTION VERSION

Exhibit F
Stabilized Condensate Specifications

The design true vapor pressure (TVP) for the Stabilized Condensate stream is ***.

Total Phase Mole Fraction	LGHA Case	AGAA Case	RGCA Case
Comp Mole Frac (i-Butane)	***	***	***
Comp Mole Frac (n-Butane)	***	***	***
Comp Mole Frac (i-Pentane)	***	***	***
Comp Mole Frac (n-Pentane)	***	***	***
Comp Mole Frac (n-Hexane)	***	***	***
Comp Mole Frac (Benzene)	***	***	***
Comp Mole Frac (Toluene)	***	***	***
Total	***	***	***

Exhibit F - 1

EXHIBIT 10.2
EXECUTION VERSION

Exhibit G
Measurement and Testing

A.	Measurement of Gas Volume:

1.	Unit of Volume: The unit of volume shall be a cubic foot.

2.	The quantities of Gas measured hereunder shall be computed in accordance with industry standard specifications. Factors required in the computations shall be determined as set forth below:

(1)
Atmospheric Pressure. For the purpose of measurement, calculation and meter calibration, the average absolute atmospheric (barometric) pressure shall be 14.4 pounds per square inch or based on the actual altitude of each point of measurement irrespective of variations in natural atmospheric pressure from time to time, or such other pressure as agreed upon by ELC and Customer.

(2)
Compressibility. The measurement hereunder shall be corrected for deviation from Boyle’s law using a method at ELC’s option on a not unduly discriminatory basis and in accordance with AGA Report No. 8, Compressibility Factor of Natural Gas and Related Hydrocarbon Gases (1994), as amended from time to time.

(3)
Temperature. The temperature of the Gas shall be determined at the points of measurement by means of a properly located and installed temperature transmitter of standard manufacture determined by ELC in exercise of its reasonable judgment. For on-site flow computations in electronic flow computers, the instantaneous measurement of temperature will be used in such computations. For offsite calculations and recalculations, the temperature at which Gas was measured for the period of such record shall be the arithmetic average of the record during the period of time which Gas was flowing.

(4)
Determination of Heating Value, Specific Gravity (also referred to as Relative Density), and Gas Composition. The gross Heating Value, specific gravity, and composition of the Gas may be determined by Gas chromatographic analysis or any other method mutually agreed upon. This shall be done by either a Gas sample or by an on-line Gas chromatograph. In the event a spot or continuous Gas sampling device is used, intervals mutually agreed upon should not be less than every Month. The determination of gross Heating Value, specific gravity, and Gas composition from chromatograph shall input continuously into the computer for quantity calculations. In the event a spot or continuous Gas sampler is installed, then the gross Heating Value, specific gravity, and Gas composition shall be determined in the laboratory by chromatograph and will be used from the date the analysis is downloaded into the flow computer until the date the next sample is analyzed and downloaded to the flow computer. All gross Heating Value, specific gravity, and Gas composition determinations made with a chromatograph shall use physical Gas constants for Gas compounds, as outlined in AGA Report No. 5, Natural Gas Energy Measurement, with any subsequent amendments or revisions to which the parties may mutually agree.

3.	Gas Measuring Equipment Standards:

Exhibit G - 1

EXHIBIT 10.2
EXECUTION VERSION

ELC will install, maintain, operate or cause to be installed, maintained and operated, measuring stations equipped with flow meters and other necessary metering and measuring equipment by which the volumes of Gas received and delivered hereunder shall be determined.

(1)
Orifice Meters. Orifice meters shall be installed and Gas volumes computed in accordance with the standards prescribed in AGA Report No. 3, Orifice Metering of Natural Gas (1992), as amended from time to time.

(2)
Ultrasonic Meters. Ultrasonic meters shall be installed and Gas volumes computed in accordance with the standards prescribed in AGA Report No. 9, Measurement of Gas by Multipath Ultrasonic Meters (2007), as amended from time to time.

(3)
Turbine Meters. Turbine meters shall be installed and Gas volumes computed in accordance with the standards prescribed in AGA Report No. 7, Measurement of Natural Gas by Turbine Meter (2006), as amended from time to time.

(4)	Positive Displacement Meters. Positive displacement meters shall be installed and Gas volumes computed in accordance with generally accepted industry practices.

(5)
Coriolis Meters. Coriolis meters shall be installed and Gas volumes computed in accordance with the standards prescribed in AGA Report No. 11 “Measurement of Natural Gas by Coriolis Meter”, as amended from time to time.

(6)
Electronic Flow Computers. Electronic flow computers shall be used for direct computation of Gas flows for custody transfer in accordance with the standards prescribed in API MPMS (Manual of Petroleum Measurement Standards) 21.1, Electronic Gas Measurement, as amended from time to time.

(7)
New Measurement Techniques. If, at any time, a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, such new method or technique may be substituted by ELC in exercise of its reasonable judgment provided that the new method or technique reflects generally accepted industry practices. ELC shall promptly inform Customer of any new method or technique adopted.

B.	Measurement of Liquid Volumes:
Meters installed to measure LNG or Stabilized Condensate shall be maintained and operated in accordance with API MPMS Chapter 14, Section 7 “Mass Measurement of Natural Gas Liquids,” API MPMS Chapter 14, Section 4 “Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes,” API Standard 2534 “Measurement of Petroleum Liquid Hydrocarbons by Turbine Meter,” and API MPMS Chapter 14, Section 6, “Continuous Density Measurement,” as from time to time amended.
If at any time during the term hereof, a new method or technique is developed with respect to measurement or the determination of the factors used in such measurement, such new method or technique may be substituted for the measurement set forth in this Section.

C.	Testing Measuring Equipment:

Exhibit G - 2

EXHIBIT 10.2
EXECUTION VERSION

Calibration and Test of Meters. The accuracy of all measuring equipment shall be verified by ELC at reasonable intervals, and if requested, in the presence of representatives of Customer, but neither Customer nor ELC shall be required to verify the accuracy of such equipment more frequently than once in any 30-Day period. If either party at any time desires a special test of any measuring equipment, it will promptly notify the other, and the parties shall then cooperate to secure a prompt verification of the accuracy of such equipment.
In the event ELC’s Liquefaction Facilities go offline for more than twenty-four (24) hours, ELC shall have the right to test or inspect its equipment for damage within a reasonable period of time prior to resumption of service.

D.	Correction of Metering Errors:
If, upon test, the measuring equipment is found to be in error by not more than one percent (1%), previous recordings of such equipment shall be considered accurate in computing deliveries, but such equipment shall be adjusted at once to record accurately. If, upon test, the measuring equipment shall be found to be inaccurate by an amount exceeding one percent (1%), at a recording corresponding to the average Hourly rate of flow for the period since the last preceding test, then any previous recordings of such equipment shall be corrected to zero error for any period that is known definitely or agreed upon between ELC and Customer. In case the period is not known or agreed upon by ELC and Customer, such correction shall be for a period equal to one-half of the time elapsed since the date of the last undisputed test.

E.	Failure of Measuring Equipment:
In the event any measuring equipment is out of service or is found registering inaccurately and the error is not determinable by test or by previous recordings, receipts or deliveries through such equipment shall be estimated and agreed to by the parties upon the first of the following methods which is feasible:

(1)	By correcting the error if the percentage of error is ascertainable by calibration, special test, or mathematical calculation.

(2)	By using the registration of any check meter or meters, if installed and accurately registering.

(3)	By estimating the quantity of receipt or delivery based on receipts or deliveries during preceding periods under similar conditions when the measuring equipment was last registering accurately.

F.	Check Measuring Equipment:
Subject to the terms of the electronic interconnect agreement at ELC’s sole election; Customer may install check-measuring equipment at its own cost and expense, provided such equipment shall be so installed as not to interfere with the operations of ELC. The measurement equipment of Customer shall be for check purposes only and, except as expressly provided in the applicable electronic interconnect agreement, shall not be used in the measurement of Gas for purposes of the Agreement.

G.	Prior Period Adjustments:
The deadline for closing measurement data shall be no later than 5 Business Days after the month of flow. Any measurement data or corrections received by ELC (including corrections to allocations) after it has closed the previous month of flow shall be handled as a prior period adjustment. ELC shall only process late measurement data or corrections of measurement errors for Days that the correction is greater

Exhibit G - 3

EXHIBIT 10.2
EXECUTION VERSION

than 10 Dth. The corrections shall be made as soon as practicable but no later than 6 months after the applicable month of flow in question and shall be made to the month of flow for allocation and billing purposes. If Customer disputes the measurement adjustment, it will have 3 months after the prior period adjustment is made to provide information that rebuts the adjustment. Excluding government required rate changes and as otherwise provided herein, no prior period adjustments of any kind shall be made after 6 months following the invoiced month for transportation, storage or pooling services.
These deadlines do not apply in the case of deliberate omission or misrepresentation or mutual mistake of fact. The parties’ other statutory or contractual rights shall not be diminished by this provision.

Exhibit G - 4

EXHIBIT 10.2
EXECUTION VERSION

Exhibit H
Commissioning and Start-Up Procedures
The Parties will mutually agree on commissioning and start-up procedures as provided in Section 8.04 to the Agreement. Such Commissioning and Start-up Procedures shall include the Commissioning Period and the Start-Up Period.

Exhibit H - 1

EXHIBIT 10.2
EXECUTION VERSION

Exhibit I
Adoption and Ratification Certification

IN WITNESS WHEREOF, ELC and Customer have caused this Adoption and Ratification Certification to be duly executed by its authorized representative and delivered as of the date first written above.

Reference is hereby made to the Liquefaction Services Agreement, dated as of January 25, 2013 (the “Agreement”), by and between Elba Liquefaction Company, L.L.C., a Delaware limited liability company (“ELC”) and Shell NA LNG, LLC, a [_______] company (“Customer”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 8.04 of the Agreement, the Parties hereby agree that further engineering and development regarding the ELC Liquefaction Facilities have occurred and that the specifications and ranges of operation of the Liquefaction Units to be set forth in the Performance Standards in Exhibit B and to be described as LDQ in Exhibit C, the measurement and testing provisions in Exhibit G, as well as the commissioning and start-up procedures to be set forth in Exhibit H have been finalized.

In accordance therewith, SNALNG and ELC hereby agree and affirm that they each adopt and ratify the terms of Exhibits B, C, G and H attached hereto, and that the terms of the attached Exhibits B, C, G and H shall henceforth be incorporated fully into the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Adoption and Ratification Certification to be executed by their duly authorized representatives as of this ________ day of ______________________, 2013.

Elba Liquefaction Company, L.L.C.
By: __________________________________________
[L.S.]
Its: __________________________________________
Shell NA LNG, L.L.C.
By: __________________________________________
[L.S.]
Its: __________________________________________

Exhibit I - 1